Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

RED CAT HOLDINGS, INC.,

TEAL DRONES, INC.,

FW ACQUISITION, INC.,

AND

FLIGHTWAVE AEROSPACE SYSTEMS CORPORATION

September 4, 2024

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Section 8.7 Entire Agreement and Modification.	62
Section 8.8 Disclosure Schedule.	62
Section 8.9 Assignments, Successors and No Third-Party Rights.	62
Section 8.10 Severability.	63
Section 8.11 Construction.	63
Section 8.12 Time of Essence.	63
Section 8.13 Governing Law.	63
Section 8.14 Execution of Agreement.	63

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SCHEDULES

Schedule 2.1(b)(x) Claims

Schedule 2.1(c) Shareholder Asset Transfers

Schedule 2.2(d) Excluded Prepaid Items

Schedule 2.2(f) Excluded Seller Contracts

Schedule 2.2(k) Other Excluded Assets

Schedule 2.3 Consideration Spreadsheet

Schedule 2.3(b)(iii) Seller’s Designees

Schedule 2.6(a)(v) Other Assumed Liabilities

Schedule 2.7 Purchase Price Allocation

Schedule 5.1(b) Hired Active Employees

Schedule 5.14 Leases

EXHIBITS

Exhibit A Form of Joinder Agreement

Exhibit 2.9(a)(i) Form of Bill of Sale

Exhibit 2.9(a)(ii) Form of Assignment and Assumption Agreement

Exhibit 2.9(a)(iii)(x) Form of Key Employee Non-Competition Agreements

Exhibit 2.9(a)(iii)(y) Form of Non-Competition Agreement

Exhibit 2.9(a)(iv) Form of Escrow Agreement

Exhibit 2.9(a)(v) Form of Lock-up Agreement

Exhibit 3 Disclosure Schedule

Exhibit 5.11 Form of Novation Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is dated September __, 2024 by and among Red Cat Holdings, Inc., a Nevada corporation (“Parent”), Teal Drones, Inc., a Nevada corporation, (“Teal”), FW Acquisition, Inc., a Nevada corporation (“Buyer”) and Flightwave Aerospace Systems Corporation, a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, and selling long range, AI-Powered Unmanned Aerial Vehicles for commercial use (the “Business”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desire to purchase from Seller, the Assets (as hereinafter defined) for the consideration and on the terms set forth in this Agreement.

WHEREAS, Concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of Buyer, Teal and Parent to enter into this Agreement, Seller has delivered to Buyer a Joinder Agreement, in substantially the form attached hereto as Exhibit A annexed hereto (each, a “Joinder Agreement”), executed by stockholders of Seller (the “Requisite Joinder Parties”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS AND USAGE

Section 1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right of Seller related to any of the foregoing.

“Active Employees” as defined in Section 5.1(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” as defined in the preamble.

“Assets” as defined in Section 2.1(b).

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“Assignment and Assumption Agreement” as defined in Section 2.9(a)(ii).

“Assumed Contracts” means all Seller Contracts that relate to the Business in the Ordinary Course of Business but does not include the Contracts not assumed by Buyer as listed on Schedule 2.2(f).

“Assumed Liabilities” as defined in Section 2.6(a).

“Bid” as defined in Section 3.28(k).

“Bills of Sale” as defined in Section 2.9(a)(i).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business” as defined in the recitals.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of Delaware are permitted or required to be closed.

“Buyer” as defined in preamble.

“Buyer Benefit Plans” as defined in Section 5.1(b).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer and Parent to Seller and Shareholders concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Persons” as defined in Section 6.1.

“Closing” as defined in Section 2.8.

“Closing Date” as defined in Section 2.8.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Legal Requirement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization. “Consideration Shares” as defined in Section 2.3(b)(i).

“Consideration Spreadsheet” has the meaning set forth in Section 2.9(a)(viii).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” means any loss, liability, claim, damage, expense (including costs of any Remedial Action, investigation and defense and reasonable attorneys’ fees) actually sustained, suffered or incurred by an

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Indemnified Person (net of any indemnification recovered or recoverable from Third-Parties or insurance proceeds regarding such Damages and net of any Tax benefits that may be available to such Indemnified Person(s)), whether or not involving a Third-Party Claim but shall not include (a) consequential damages, special damages, punitive damages or lost profits except to the extent such Damages are paid or payable to non-Related Persons, (b) any amounts incurred by Buyer Indemnified Person as a result of inquiries, requests or demands from any Governmental Body of or to any such Buyer Indemnified Person related to the Government Investigation.

“Defense Security Service” means the Defense Security Services, an agency within the United States Department of Defense.

“Disclosure Schedule” means the disclosure schedule delivered by Seller and Shareholders to Parent and Buyer concurrently with the execution and delivery of this Agreement.

“Employee Plans” as defined in Section 3.16(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) or natural resource.

“Environmental Laws” means any applicable federal, state or local statute, law, ordinance, rule, regulation, order (whether voluntary or not) relating to the Environment, natural resources, or human health including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.

Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 163, et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011, et seq.; and the Nuclear Waste Policy Act, 42 U.S.C. Section 10101, et seq.; any similar state and local laws and ordinances and the regulations implementing such statutes; transfer of ownership notification statutes, all as effective as of the Closing Date.

“Environmental Permits” as defined in Section 3.22(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” as defined in Section 3.16(a).

“Escrow Agent” as defined in Section 2.3(b)(i).

“Escrow Agreement” as defined in Section 2.9(a)(iv).

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“Escrow Fund” as defined in Section 6.6

“Exchange Act” means the Securities Exchange Act of 1934. “Excluded Assets” as defined in Section 2.2.

“Executory Government Contract” as defined in Section 3.28(l). “Export Approvals” as defined in Section 3.34(a).

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Leased Real Property specified in Section 3.8. Notwithstanding the foregoing, for purposes of the definition of “Remedial Action” and Section 3.22, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Leased Real Property specified in Section 3.8.

“Fraud” shall mean any fraudulent, intentional or willful breach of any representation or warranty set forth in this Agreement.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governing Documents” with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, Lock-up agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Contract” as defined in Section 3.28(l).

“Government Investigation” as defined in Section 3.17(a) of the Disclosure Schedule.

“Governmental Authorization” means any Consent, license, classification, special status, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)       nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)       federal, state, local, municipal, foreign or other government;

(c)       governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)       multinational organization or body;

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(e)       body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)       official of any of the foregoing.

“Ground Lease” means any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property” means any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “toxic waste” or “toxic substance” which is defined as such under any provision of any Environmental Law, and including petroleum, petroleum products and by-products, radioactive substances, urea formaldehyde, and polychlorinated biphenyls.

“Hired Active Employees” as defined in Section 5.1(b).

“Improvements” means all buildings, structures, fixtures and improvements located on the Leased Real Property or included in the Assets, including those under construction.

“Indemnification Notice” as defined in Section 6.10(a).

“Indemnified Person” as defined in Section 6.10(a).

“Indemnifying Person” as defined in Section 6.10(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, company names and fictitious business names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software and subsequent versions thereof, including source code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items, data, documentation related thereto or associated therewith, (g) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

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“Intellectual Property Assets” as defined in Section 3.25(a).

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Seller” as defined in the preamble.

“Key Employee(s)” means Michael Colonno and Trent Lukaczyk.

“Key Employee Non-Competition Agreements” as defined in Section 2.9(a)(iii).

“Knowledge” means, with respect to the Seller, the actual knowledge, after undertaking a reasonable investigation regarding the accuracy of any representation and warranty contained in this Agreement, of the Key Employees and with respect to Parent and Buyer, the actual knowledge after undertaking a reasonable investigation regarding the accuracy of any representation and warranty contained in this Agreement, of Jeffrey Thompson or George Matus.

“Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Leased Real Property” as defined in Section 3.8.

“Legal Requirement” means any federal, state,, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, principle of common law, code, official policy, or treaty, as amended.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any effect, change, development or circumstance that, individually or in the aggregate with all other adverse changes, developments, circumstances, facts, events and effects, (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, (b) causes the cessation of manufacturing of any product line of the Business, (c) would materially impair such Persons ability to consummate the Contemplated Transactions in accordance with the terms of this Agreement, (d) would materially delay the consummation of the Contemplated Transactions, or (e) results in criminal liability (except for misdemeanors not involving moral turpitude), but excluding (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any such effect, change, development or circumstance

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resulting or arising from (v) any general deterioration in the United States economy or change in financial or market conditions in the United States generally affecting the Business, in each case which does not disproportionately affect the Business relative to similarly sized and situated businesses, (w) the public announcement or pendency of the Contemplated Transactions, (x) changes in Legal Requirements that are not specific to the Business or markets in which the Seller operate and which do not disproportionately affect the Business relative to similarly sized and situated businesses, (y) changes in GAAP, except to the extent the Seller are adversely affected in a materially disproportionate manner as compared to other participants in its industry, (z) any act of terrorism, declaration of war or other global unrest or international hostilities except to the extent such events result in direct loss or damage to the Tangible Assets.

“Multiemployer Plan” as defined in Section 3.16(d).

“Non-Competition Agreements” as defined in Section 2.9(a)(iii).

“Novation Agreement” as defined in Section 5.11.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Offset Consideration Shares” as defined in Section 6.7(a).

“Order” means any order, injunction, judgment, decree, ruling, suspension, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)             is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)             does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)             is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Optionholder” means an individual who holds or has been promised an option (whether vested or unvested) to purchase shares of the Common Stock of Seller.

“PAC” as defined in Section 2.2(m).

“Parent” as defined in the preamble.

“Parent SEC Documents” as defined in Section 4.6.

“PBGC” as defined in Section 3.16(b).

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“Permitted Encumbrances” means any (i) Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate Proceedings or Encumbrances or in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workman’s’, repairman’s’ or other like Encumbrances for amounts not yet due and payable arising or incurred in the Ordinary Course of Business; (iii) Encumbrances arising under original purchase price conditional sales Contracts and equipment Leases with third parties for amounts not yet due and payable, which are Contracts entered into in the Ordinary Course of Business; (iv) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of the Leased Real Property or the operation of the Business; and (v) Encumbrances disclosed in the financial statements referred to in Section 3.4 to the extent of the Assumed Liabilities.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Pre-Closing Tax Period” as defined in Section 2.6(a)(ii).

“Principal Market” as defined in Section 2.3(b)(v)

“Proceeding” means any suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Purchase Price” as defined in Section 2.3(a).

“Real Property” means the land and Improvements and any Ground Lease Property.

“Real Property Lease” means any Ground Lease or Space Lease.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”

(a)             with respect to a particular individual:

(i)              each other member of such individual’s Family;

(ii)             any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii)           any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest;

and

(iv)           any Person with respect to which one or more members of such individual’s Family serves as a director, officer,

partner, executor or trustee (or in a similar capacity).

(b)             with respect to a specified Person other than an individual:

(i)              any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

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(ii)             any Person that holds a Material Interest in such specified Person;

(iii)           each Person that serves as a director, officer, partner, manger, member, executor or trustee of such specified Person (or in a similar capacity);

(iv)           any Person in which such specified Person holds a Material Interest; and

(v)             any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.

“Remedial Action” means all actions, including any capital expenditures, required under any Environmental Law or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.

“Restricted Asset” as defined in Section 2.12(a).

“Retained Liabilities” as defined in Section 2.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” as defined in Section 3.3.

“Seller” as defined in the preamble.

“Seller Contract” means any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

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“Seller Indemnified Persons” as defined in Section 6.2.

“Seller Indemnitors” means Seller and each Shareholder in accordance with such Shareholder’s share of such party’s allocation of the Consideration Shares as set forth in the Consideration Spreadsheet.

“Seller’s Closing Documents” as defined in Section 3.2(a).

“Shareholders” means the equityholders of Seller, each of which shall receive Consideration Shares subject to the terms and conditions of this Agreement and as set forth in the Consideration Spreadsheet.

“Shares” means shares of common stock of Parent, $0.001 par value per share.

“Small Business Act” as defined in Section 3.28(j).

“Space Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any land.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Straddle Period” as defined in Section 5.2(d). “Buyer” as defined in the preamble.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means all federal, state, local or non-United States taxes, charges, fees, duties, imposts, levies or other assessments, including all net income, alternative tax, any income, gross receipts, license, payroll, profits, capital, employment, excise, severance, ad valorem, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, other withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (and any estimated payments with respect to any of the foregoing), (ii) any interest, penalty, addition or additional amount related to the foregoing or thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, and (iii) all liability for any items described in clauses (i) or (ii) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, in each case whether disputed or not.

“Tax Return” means any original or amended return (including any information return), report, statement,

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schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“U.S. Government” as defined in Section 3.28(m).

“VWAP” as defined in Section 2.3(b).

“WARN Act” as defined in Section 3.23(b).

Section 1.2 Usage

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)	the singular number includes the plural number and vice versa;

(ii)  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi)  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)  with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(viii)  references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix)	any references to “$,” “dollars,” “Dollars” and “USD” shall mean United States Dollars.

(b)  Accounting Terms and Determinations. Except as otherwise specified herein and, including, without limitation, with respect to Section 3.5, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

ARTICLE 2. SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1 Assets To Be Sold

(a)  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells,

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conveys, assigns, transfers and delivers the Assets and assign the Assumed Liabilities to Buyer, and Buyer hereby purchases and acquires from Seller, the Assets and assume the Assumed Liabilities, for the Purchase Price.

(b)  Seller hereby sells, conveys, assigns, transfers and delivers to Buyer and Buyer hereby purchases and acquires from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Business, including substantially all of Seller’s property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located other than the Excluded Assets (collectively, the “Assets”), which include the following:

(i)	all Real Property Leases set forth in Section 3.8 of the Disclosure Schedule;
(ii)	all Tangible Personal Property;
(iii)	all Inventories;
(iv)	all Accounts Receivable;
(v)	to the extent assignable by Seller after the Closing Date, all Assumed Contracts, including those listed in Section 3.20(a) of the Disclosure Schedule;

(vi)  all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer under applicable Legal Requirement, including those listed in Section 3.17(b) of the Disclosure Schedule, except for Governmental Authorizations solely relating to ownership of the Excluded Assets or relating to any Seller’s existence or good standing;

(vii)  all data and Records related to the operations of Seller, including, those relating to client and customer lists, referral sources, research and development reports, production reports, service and warranty, equipment logs, operating guides and manuals, financial and accounting, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and, subject to Legal Requirements, copies of all personnel Records and other Records described in

Section 2.2(g);

(viii)  all of the intangible rights and property of Seller, including all Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Section 3.25(b) of the Disclosure Schedule and Section 3.25(c) of the Disclosure Schedule;

(ix)  to the extent assignable, all insurance proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing;

(x)  all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(b)(x); and

(xi)  all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded by Section 2.2(d) or Section 2.2(h).

(c)  The Assets are hereby transferred from Seller to Buyer as follows: the Assets of Seller are hereby purchased by and transferred to the Business, except for the Assets associated with the activities of Seller that require special classification and/or security clearance from the Defense Security Service, which Assets are hereby purchased by and transferred to Buyer upon acceptance of such security or

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other clearance as may be required. The details of the purchase and transfer of Assets to the Buyer are reflected in the Bills of Sale.

(d) The transfer of the Assets pursuant to this Agreement does not include the assumption of any Liability, unless Buyer expressly assume that Liability pursuant to Section 2.6(a).

Section 2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, shall remain the property of Seller after the Closing and such Seller may take, or cause to be taken, any action with respect to the following:

(a)	all cash, cash equivalents, short term investments and bank accounts;
(b)	all minute books, corporate, limited liability company, stock, Records relating to Taxes and corporate seals;
(c)	the shares of capital stock of Seller, held in treasury;

(d)  those rights relating to prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(d);

(e)	all insurance policies and rights thereunder (except to the extent specified in Section 2.1(b)(ix));
(f)	all of the Seller’s Contracts listed in Schedule 2.2(f);
(g)	all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;

(h)  all claims for refund of Taxes and other governmental charges of whatever nature, including, without limitation, any property taxes, associated with the Assets, due after the Closing Date, but relating to a period prior to the Closing Date;

(i)	all rights in connection with and assets of the Employee Plans and any obligations to employees under any employee (consultant or advisory) agreements, arrangements or understandings with respect to compensation, equity awards or benefits of any kind payable by Seller;

(j)  all consideration received by, and all rights of Seller under this Agreement, the Bills of Sale, the Assignment and Assumption Agreement, the Escrow Agreement or any other Contract entered into in connection with the Contemplated Transactions; and

(k)	the property and assets expressly designated in Schedule 2.2(k).

Section 2.3 Consideration.

(a)             The aggregate consideration for the Assets (the “Purchase Price”) is Fourteen Million Dollars ($14,000,000) payable in Shares, as described in Section 2.3(b).

(b)             The Purchase Price shall be payable in Shares (the “Consideration Shares”) as follows:

(i)              Parent shall deliver to Seller (and Escrow Agent) Shares to be issued and delivered (subject to the Escrow Account) as follows:

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(a)             On September 30, 2024, Seven Million Dollars ($7,000,000) worth of Shares issued at a price per share equal to the VWAP on September 30, 2024 (the “Initial Consideration Shares”), which Initial Consideration Shares shall be payable to the Preferred Shareholders of Seller, as set forth in the Consideration Spreadsheet, provided such Preferred Shareholder has assented to the transactions contemplated herein and executed the Joinder Agreement.

(b)             On December 31, 2024, Seven Million Dollars ($7,000,000) worth of Shares issued at a price per share equal to the VWAP on December 31, 2024 (the “Final Consideration Shares”) which Final Consideration Shares shall be payable (A) Two Million Dollars ($2,000,000) to the Preferred Shareholders of Seller, as set forth in the Consideration Spreadsheet and (B) Five Million Dollars ($5,000,000) payable to the Common Shareholders and Optionholders of Seller as set forth in the Consideration Spreadsheet.

(ii)             Issuances of Consideration Shares shall be subject in all respects to: (i) Seller and the Requisite Joinder Parties having performed all of its or their obligations under this Agreement, any other agreement or obligation with the Parties or as contemplated herein or therein, required to be performed by it or them in all material respects at or prior to the Closing Date, and (ii) the representations and warranties of Seller and Shareholders contained in this Agreement, the Joinder Agreement and in any certificate or other writing delivered by Seller of Shareholders pursuant hereto shall be true and correct in all material respects as of the Consideration Share issuance date (except to the extent such representations and warranties specifically relate to an earlier date).

(iii)           On each date of issuance of Consideration Shares, Parent shall deliver an equal portion of the Initial Consideration Shares and the Final Consideration Shares that in aggregate represents fifteen percent (15%) of the Purchase Price (the “Holdback Shares”), to SRS Acquiom (the “Escrow Agent”), transfer agent for Parent, upon each issuance, in accordance with the amounts set forth in the Consideration Spreadsheet, together with executed stock powers, free and clear of any Encumbrances pursuant to the Escrow Agreement, to be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(iv)           Notwithstanding anything herein to the contrary, the number of Initial Consideration Shares and Final Consideration Shares shall not exceed 19.99% of the issued and outstanding shares of Common Stock of Parent on the date hereof, unless such issuance complies with Rule 5635 of the NASDAQ Stock Market Listing Rules.

(v)	As used herein: “VWAP” means the average of the Daily VWAP for the twenty (20) trading days ending on and including the date of determination. “Daily VWAP” means, for any trading day, the per share volume-weighted average price of the Parent Common Stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the Nasdaq Capital Market or, if unavailable, on the OTC Markets (the “Principal Market”). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
(vi)	Notwithstanding anything to the contrary, the assignability of any Assumed Contract shall not in any way reduce the Purchase Price nor the amount of Consideration Shares issuable pursuant to this Agreement.

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Section 2.4 Consideration Shares

Seller and Person who receives Consideration Shares on or following Closing, shall enter into a Lock-Up Agreement in customary form under which for a period of six (6) months following the issuance date (the “Lock-Up Period”), Seller and such Shareholders agree they shall not offer, sell, transfer, pledge or assign the Shares, as set forth in the Lock-Up Agreement, without the prior written agreement of Parent.

(a)              Consideration Shares may be issued in book entry form, unless requested by the recipient, and will not be registered under the Securities Act or under any state securities Laws. Accordingly, at the time of issuance, a legend substantially to the following effect will be placed in the transfer agent book entry records or on each certificate evidencing the Consideration Shares.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(b)             With a view to making available to the any Person who receives Consideration Shares the benefits of Rule 144 promulgated by the SEC under the Securities Act (“SEC Rule 144”)and any other rule or regulation of the SEC that may at any time permit a such Person to sell securities of the Parent to the public without registration or pursuant to a registration on Form S-3, the Parent shall:

a.                make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;

b.                use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

c.                furnish to any Person, so long as the Person owns any Consideration Shares, forthwith upon request (i) to the extent accurate, a written statement by the Parent that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Parent so qualifies); and (ii) such other information as may be reasonably requested in availing any Person of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Parent so qualifies to use such form).

(c)              Notwithstanding anything to the contrary, upon expiration of the Lock-Up Period each holder of Consideration Shares may immediately sell such holder’s Consideration Shares pursuant to SEC Rule 144. Before any proposed sale, pledge, or transfer of any Consideration Shares, the holder thereof shall give notice to the Parent of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Parent, shall be accompanied at such holder’s expense by a written opinion of legal counsel addressed to the Parent, to the effect that the proposed transaction may be effected without registration under the Securities Act, which such opinion the Parent shall accept subject to applicable law or regulation. The Company will then provide assistance to the holder to cause any such legend to be removed.

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Section 2.5 Adjustment to Consideration Shares.

In the event Parent shall, after the date of this Agreement (i) subdivide or split its outstanding Shares into a greater number of shares or issue additional Shares for no consideration as a stock dividend, or (ii) combine its outstanding Shares into a smaller number of Shares, or (iii) issue any Shares in a reclassification of Shares, then the number of unissued Consideration Shares (including any in escrow) deemed receivable pursuant to the provisions of Section 2.3(b)(i) and the Escrow Agreement shall be adjusted so that the Seller shall receive the kind and number of Consideration Shares or other securities of Parent which Seller would have received as though all such Consideration Shares had been issued to Seller (or their respective designees) prior to the occurrence of any such event set forth in clauses (i) through (iii) above.

Section 2.6 Liabilities.

(a)             Assumed Liabilities. Buyer will assume and be liable for any Assumed Liabilities. Buyer shall, timely perform, satisfy and discharge in accordance with their respective terms all Assumed Liabilities. “Assumed Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Assets on or after the Closing Date, other than the Retained Liabilities, including, without limitation, the following Liabilities:

(i)              subject to the provisions set forth in Section 6.3(d) herein, Liability to Seller customers under written warranty agreements and applicable implied warranties given by Seller to its customers in the Ordinary Course of Business prior to Closing (the “Warranty Liability”) in an aggregate amount not to exceed fifteen thousand dollars ($15,000);

(ii)             any Liability arising after the Closing under the Assumed Contracts based upon, relating to or arising out of events, actions or failures of Buyer to act on the part of Buyer’s performance of Assumed Contracts on or after the Closing;

(iii)           all Liabilities for (A) Taxes relating to the Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date and (B) Taxes for which Buyer is liable pursuant to Section 5.2;

(iv)           those Liabilities and obligations of Seller with respect to the Hired Active Employees which Buyer has expressly agreed to assume pursuant to Section 5.1; and

(v)             all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Assets on or after the Closing

(b)             Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller. Except as hereinafter provided, “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including without limitation:

(i)            any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing other than to the extent assumed by Buyer under Section 2.6(a);

(ii)          any Liability for Taxes of Seller arising as a result of Seller’s operation of the Business or ownership of the Assets for any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”);

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(iii)        any Liability under any Contract listed on Schedule 2.2(f), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(iv)         except as set forth in Section 5.1 and to the extent assumed pursuant to Section 2.6(a)(i) or Section 2.6(a)(v), any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, severance, any employment agreement, retention or termination agreement, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind, in each case, for Seller’s employees or former employees arising or relating to an employment period prior to the Closing;

(v)          any Liability arising out of or relating to any employee grievance arising prior to the Closing whether or not the affected employees are hired by Buyer;

(vi)         any Liability relating to any payments that may become payable to any employee or former employee of Seller as a result of the consummation of the Contemplated Transactions (other than payments due pursuant to this Agreement or an agreement between Parent and/or Buyer and any employee of Seller);

(vii)       any Liability of Seller to any shareholder or member of such Seller or Related Person of any such shareholder;

(viii)     any Liability arising under WARN Act and other similar applicable laws due to any actions of the Seller prior to the Closing with regard to the site of employment, Facility, operating unit or employees affected by this Agreement;

(ix)         any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, except for employee expense reimbursements incurred in the Ordinary Course of Business that are reflected on the Seller’s accounting records as of the Closing Date;

(x)          except as otherwise expressly set forth in this Agreement, any Liability to distribute to any of Seller’s shareholders all or any part of the Purchase Price;

(xi)         any Liability arising out of any Proceeding pending as of the Closing;

(xii)       any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body prior to the Closing;

(xiii)     any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xiv)      any Liability resulting from or arising out of the Government Investigation; and

(xv)       subject to the provisions set forth in Section 6.3(d) herein, the Warranty Liability in excess of fifteen thousand dollars ($15,000).

Section 2.7 Allocation.

The sum of the Purchase Price and the amount of the Assumed Liabilities shall be allocated among Seller, and among the Assets in accordance with the basic principles set forth in Schedule 2.7 and Section 1060 of the Code. Buyer shall prepare and deliver a purchase price allocation that is consistent with Schedule 2.7 and Section 1060 of the Code and a draft IRS Form 8594 to Seller within one hundred and sixty (60) days after the Closing Date. Seller will have the right to raise objections to such purchase price allocation and draft IRS Form 8594 within fifteen (15) days after its receipt thereof, in which event Buyer and Seller shall negotiate in good faith to resolve such objections. Except to the extent of any unresolved

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objections or as otherwise required by Legal Requirement, (a) none of the parties shall take any position inconsistent with such allocation for any federal or applicable state or local income Tax purposes and (b) the parties shall treat (for any deferral or applicable state or local income Tax purposes) any additional or deferred Purchase Price payable to Seller as additional consideration for the Asset sale, except to the extent such payments are treated as imputed interest pursuant to the Code (including pursuant to Section 483 thereof).

Section 2.8 Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place on the date hereof (the “Closing Date”) at a place agreed to in writing by the parties, or at such other time as mutually agreed by the parties; provided that any party may participate in the Closing remotely by electronic delivery of documents and/or funds, and shall be effective as of 11:59 p.m. EST on the Closing Date.

Section 2.9 Closing Obligations.

Upon the terms contained herein, in addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, and on the date of each issuance of Shares with respect to:

(a)             Seller shall deliver, or caused to be delivered, to Buyer (the delivery of any of which may be waived in writing by Buyer):

(i)              a bill of sale for Seller, in substantially the form of Exhibit 2.9(a)(i) covering in the aggregate all of the Assets that are Tangible Personal Property (collectively, the “Bills of Sale”), duly executed by Seller;

(ii)             a counterpart signature page to an assignment of all of the Assets that are intangible personal property in substantially the form of Exhibit 2.9(a)(ii), which assignment shall also contain Buyer’ undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)           (x) each Key Employee, unless waived by Buyer, shall have provided a counterpart signature page to a non-competition agreement in substantially the form of Exhibit 2.9(a)(iii)(x), duly executed by such Key Employee (the “Key Employee Non-Competition Agreements”), and (y) each Active Employment, unless waived by Buyer, shall have provided a counterpart signature page to a non-competition agreement substantially in the form of Exhibit 2.9(a)(iii)(y) (the “Non-Competition Agreements”), provided that, with respect to the Non-Competition Agreements only, such Non-Competition Agreement shall only be effective to the extent such Active Employee becomes a Hired Active Employee within ninety (90) days after the Closing Date;

(iv)           a counterpart signature page to an escrow agreement in substantially the form of Exhibit 2.9(a)(iv), duly executed by Seller (the “Escrow Agreement”);

(v)             a counterpart signature page to the Lock-Up Agreement in substantially the form of Exhibit 2.9(a)(v), duly executed by each Person who receives Consideration Shares (the “Lock-Up Agreement”);

(vi)           with respect to each Lease, a counterpart signature page to an assignment and assumption of such Lease in form and substance mutually acceptable to Buyer and the landlord of such Leased Real Property (the “Lease Assignment”);

(vii)          evidence of releases of all Encumbrances on the Assets, if any, other than Permitted Encumbrances;

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(viii)        At least five (5) days before Closing, a spreadsheet annexed hereto as Schedule 2.3 (the “Consideration Spreadsheet”), which shall set forth: (i) detailed calculations of the Consideration Shares received by each Shareholder of Seller; and (ii) detailed calculations of the Holdback Shares allocated by each Shareholder of Seller, based upon the pro rata share of Consideration Shares received by such Shareholder; and

(ix)           certificates of good standing dated as of a date not earlier than the tenth (10th) Business Day prior to the Closing from the Delaware Secretary of State and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Section 3.1(a) of the Disclosure Schedule.

(x)             a certificate of the Chief Executive Officer of Seller certifying and attaching all requisite resolutions or actions of such Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other documents relating to the Contemplated Transactions; and

(xi)           such other bills of sale, assignments, certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer to give effect to the Contemplated Transactions, each in form and substance reasonably satisfactory to Buyer and Seller.

(xii)          A duly executed copy of a Joinder Agreement from the Requisite Joinder Parties.

(xiii)        such other certificates, assignments, documents and other instruments as may reasonably be requested by Parent to give effect to the Contemplated Transactions, each in form and substance satisfactory to Parent.

(b)             Parent or Buyer shall deliver, or caused to be delivered, to Seller (the delivery of any of which may be waived in writing by Seller):

(i)               the Consideration Shares in accordance with Section 2.3 and Section 2.4;

(ii)         a counterpart signature page to the Lock-Up Agreement, duly executed by Parent;

(iii)       a counterpart signature page to the Escrow Agreement, duly executed by Parent;

(iv)        a counterpart signature page to the Assignment and Assumption Agreement, duly executed by Buyer;

(v)         counterpart signature pages to the Non-competition Agreements, duly executed by Buyer;

(vi)        a counterpart signature page to the Lease Assignment, duly executed by Buyer;

(vii)      certificates dated as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of Parent and Buyer, executed by the appropriate official of the State of Nevada, to be delivered (or tendered subject only to Closing) to Seller.

(viii)     a certificate of the secretary of Parent and Buyer certifying and attaching all requisite resolutions or actions of Parent (if required by applicable Legal Requirement or Parent’s Governing Documents) and such Buyer’s board of directors approving the execution and delivery of this Agreement and the

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consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Parent and such Buyer (as applicable) executing this Agreement and any other document relating to the Contemplated Transactions; and

(ix)        such other certificates, assignments, documents and other instruments as may reasonably be requested by Seller to give effect to the Contemplated Transactions, each in form and substance satisfactory to Buyer and Seller.

Section 2.10 Post Closing Audit; Purchase Price Adjustment; Dispute.

(a)             No more than 10 and no later than 3 Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (i) unaudited preliminary balance sheets of Seller (the “Unaudited Preliminary Balance Sheets”) as of immediately prior to Closing Date and a preliminary unaudited profit and loss statement for the period ending on the Closing Date (the “Preliminary Unaudited Profit & Loss Statements”), in accordance GAAP (collectively, the “Closing Trial Balance”), (ii) a statement (the “Estimated Working Capital Statement”) setting forth Seller’s reasonable and good faith estimate of the Closing Date Working Capital and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Trial Balance and (iii) a statement setting forth the calculation of the amount by which the estimated Closing Date Working Capital as shown on the Estimated Working Capital Statement (the “Estimated Working Capital”) either exceeds the Agreed Working Capital (such amount, the “Estimated Working Capital Excess Amount”) or is less than the Agreed Working Capital (such amount, the “Estimated Working Capital Deficiency Amount”). For purposes of this Agreement, “Agreed Working Capital” shall mean $0.00.

(b)             Within 45 days after the Closing Date or as soon thereafter as is reasonably practical using commercially reasonable efforts, Buyer will prepare and deliver to Seller (i) closing balance sheets for the Contemplated Transactions as of the Closing Date in accordance with GAAP (the “Closing Date Balance Sheets”), (ii) the calculations (the “Working Capital Calculations”) of the Working Capital for the Contemplated Transactions (the “Working Capital”) as of the Closing Date, and (iii) a statement setting forth the calculation of the actual Closing Date Working Capital of the Contemplated Transactions.

(c)             If Seller disputes the Closing Date Balance Sheets or the Closing Date Working Capital as set forth in the Working Capital Calculations, then, within 45 days following receipt of the deliverables specified in Section 2.10(b), Seller shall give Buyer a detailed written statement identifying all disputed items (collectively, the “Disputed Amounts”) (the “Statement of Disputed Amounts”). Buyer and Seller shall use reasonable efforts to resolve any such dispute. If Buyer and Seller are unable to finally resolve such dispute within 30 days after Buyer ’s receipt of Seller’s Statement of Disputed Amounts, then the dispute shall be resolved by an independent accounting firm (the “Independent Accounting Firm”). Buyer and Seller shall retain the Independent Accounting Firm within 30 days of the end of the 30 day period for Buyer and Seller to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Buyer and Seller. The fees and expenses of the Independent Accounting Firm shall be allocated 50% to Buyer and 50% to Seller.

(d)             If there is an Estimated Working Capital Excess Amount or an Estimated Working Capital Deficiency Amount, the aggregate Consideration Shares shall be adjusted upward or downward dollar-for-dollar as appropriate, provided, however that Buyer’s sole recourse with respect to any such Estimated Working Capital Deficiency Amount shall come out of and be limited to the Holdback Shares in the Escrow Fund (the “Escrow

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Fund Cap”). If there is an Estimated Working Capital Excess Amount, the amount shall be paid to Seller as additional Consideration Shares and shall adjust the amount of Final Consideration Shares. If there is an Estimated Working Capital Deficiency Amount, the amount shall first be credited from the Purchase Price and shall adjust the amount of Final Consideration Shares, subject to the Escrow Fund Cap.

Section 2.11 This Section has been intentionally omitted.

Section 2.12 Certain Provisions Regarding Assignments.

(a)             Notwithstanding anything contained herein to the contrary, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign or transfer any Assumed Contract or Asset or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without Consent of a third party thereto, would constitute a breach or violation thereof or would in any way adversely affect the rights (upon transfer) of Buyer or such Contract or Asset or result in the loss or cancellation thereof or require a payment thereunder by reason of the assignment or transfer thereof and (ii) such Consent is not obtained at or prior to Closing (any such Contract or Asset is to be referred to herein as a “Restricted Asset”).

(b)             If the parties are not successful in obtaining a Consent required for the consummation of the Contemplated Transactions at or prior to Closing, then (i) if requested by Buyer and to the extent not in violation of applicable Legal Requirement or Order, the Seller or one of its Affiliates (as applicable) shall continue to keep the applicable Restricted Asset in effect in accordance with its terms and shall provide the applicable Buyer with the benefits of the Restricted Asset in question to the extent that such Seller or its Affiliate may provide such benefits in a manner not in violation of the terms of such Restricted Asset (subject to Section 2.12(c) below); and (ii) at the request and sole expense of Buyer and to the extent not in violation of applicable Legal Requirement or Order, the Seller or one of its Affiliates (as applicable) shall exercise any rights of Seller arising under any such Restricted Asset (including the right to elect to terminate any Contract constituting a Restricted Asset in accordance with its terms) and such Buyer shall perform at its sole expense the obligations of such Seller or such Affiliate under the Restricted Asset in question. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Asset is obtained, the Seller or Affiliate (as applicable) shall promptly assign, transfer and deliver such Restricted Asset to the applicable Buyer, and such Buyer shall assume the obligations under such Restricted Asset pursuant to the terms of this Agreement.

(c)             At Buyer’s option and to the extent not in violation of applicable Legal Requirement or Order, if any Consent with respect to a Restricted Asset is not obtained prior to the Closing, the Seller or one of its Affiliates (as applicable) and the Buyer shall, cooperate (at their own expense) in any lawful arrangement reasonably acceptable to such Seller and such Buyer under which such Buyer shall obtain, the economic claims, rights and benefits under the Restricted Asset with respect to which the Consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include subcontracting, sublicensing or subleasing to Buyer any and all legal rights of the Seller or one of its Affiliates (as applicable) under such Restricted Asset. Buyer shall be responsible only for post-closing obligations, if any, arising after the Closing under such Restricted Asset.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

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Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case Seller hereby represents and warrants to Buyer as of such earlier date) as follows:

Section 3.1 Organization and Good Standing.

(a)       Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have any Material Adverse Effect on the Business or the Assets.

(b)       Seller owns no Subsidiary or owns any shares of capital stock, equity interests or other securities of any other Person.

Section 3.2 Enforceability; Authority; No Conflict.

(a)        This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against Seller and each Shareholder in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Upon the execution and delivery by Seller and each Shareholder, as applicable of the Escrow Agreement, the Non-Competition Agreements, the Lock-up Agreement, and each other agreement to be executed or delivered by the Seller and/or Shareholders at the Closing (collectively, the “Seller Closing Documents”), each of Seller Closing Documents will constitute the legal, valid and binding obligation of Seller and each Shareholder party thereto, enforceable against each such Seller and/or Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to tor affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors,. Each Shareholder has all necessary legal capacity to enter into the Seller Closing Documents to which such Shareholder is a party and to perform its obligations thereunder.

(b)        Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller or the Shareholders will, directly or indirectly (with or without notice or lapse of time):

(i)               Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)              subject to obtaining the Consents referred to in Section 3.2(c) of the Disclosure Schedule:

(A)             Breach, conflict with or violate any Legal Requirement or any Order currently in effect to which Seller, any Shareholder, the Business or any of the Assets, are subject;

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(B)                               contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by any Seller or that otherwise relates to the Assets or the Business;

(C)             Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract; or

(iii)            result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

(c)        Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the consummation or performance of any of the Contemplated Transactions, including the transfer of any Asset to the applicable Buyer, which has not already been made or obtained.

(d)        There are no appraisal or dissenters’ rights under applicable Law that are applicable to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller.

Section 3.3 Capitalization.

As of the date of this Agreement, the authorized equity securities of Seller consists of : (i) 8,000,000 shares of Seller’s Common Stock, of which 4,659,286 are outstanding and (ii) 3,980,362 shares of Seller’s Preferred Stock, 1,962,812 of which are outstanding. All outstanding securities of Seller have been duly authorized and validly issued and are fully paid and nonassessable. There are no Seller securities of any kind subject to vesting or forfeiture restrictions. Except as set forth on Schedule 3.3 of the Disclosure Schedule, there are no outstanding Seller securities, options, warrants, rights (including conversion or preemptive rights, rights of first refusal or similar rights) or agreements for the purchase or acquisition of any capital stock from Seller or any security convertible into or exchangeable for any capital stock of Seller, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive or conversion rights, or rights of first refusal. All outstanding securities of Seller have been issued and granted in compliance with (i) all applicable securities laws and other Laws and (ii) all requirements set forth in Seller’s governing documents and other applicable contracts.

Section 3.4 Financial Statements.

Seller has delivered to Buyer and Parent: (a) an unaudited balance sheet, statements of operations, and statements of cash flows as of and for the fiscal year ended December 31, 2023 (the “Annual Financials”); and (b) and the unaudited balance sheet, statement of operations and statement of cash flows as of and for the six (6) month period ended June 30, 2024 (the “Interim Financials” and together with the Annual Financials, the “Financial Statements”).

Except as set forth on Section 3.4 of the Disclosure Schedule, such Financial Statements fairly present,

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in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. Except as set forth on Section 3.4 of the Disclosure Schedule, the Financial Statements referred to in this Section 3.4 have been prepared from the accounting records of Seller, in all material respects.

Section 3.5 Books and Records.

Except as set forth on Section 3.5 of the Disclosure Schedule, Seller maintains books of account and other financial Records, all of which have been made available to Buyer, which are complete and correct in all material respects and provide reasonable assurance that all transactions to which such Seller is a party, or by which its properties are bound, are recorded as necessary to permit preparation of their respective financial statements in accordance with the historical accounting practices of such Seller, consistently applied. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the stockholders and the board of directors of Seller.

Section 3.6 Sufficiency of Assets.

Except for the Excluded Assets and as set forth in Section 3.6 of the Disclosure Schedule, the Assets constitute, as of the date hereof, all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in all material respects as presently operated and as contemplated to be operated.

Section 3.7 Owned Real Property.

Seller does not own any Real Property, nor has it ever owned, any real property.

Section 3.8 Description of Leased Real Property.

Schedule 3.8 sets forth the address of each real property leased by Seller (the “Leased Real Property”). With respect to each Leased Real Property: (i) a copy of such lease has been delivered to Buyer; (ii) such lease is legal, valid, binding and enforceable against Seller, and is in full force and effect and has not been modified; (iii) the Contemplated Transactions do not require the consent of any other party to such lease and will not result in a breach of or default under such lease; and (iv) Seller is not in breach or default under any such lease.

Section 3.9 Title to Assets; Encumbrances.

Seller owns and has, and will transfer to the Buyer at Closing, good title to each of the Assets, free and clear of all Encumbrances. The Assets constitute all of the assets (other than the employees and Excluded Assets) used in or held for use in the Business, and the Assets constitute assets that are sufficient for Buyer to conduct the Business from and after the Closing Date in the Ordinary Course of Business as it has been conducted by Seller immediately prior to the Closing Date.

Section 3.10 Condition of Facilities.

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(a)        Use of the Facilities for the various purposes for which it is presently being used by Seller is in material compliance with all applicable zoning Legal Requirements and, to Seller’s Knowledge, is not subject to “permitted nonconforming” use or structure classifications. Seller has not received any written notice that the use or occupancy of the Leased Real Property violates any Legal Requirement, covenant, condition or restriction that encumbers the Leased Real Property. Except as set forth on Section 3.10(a) of the Disclosure Schedule, Seller does not use any real property other than the Leased Real Property in connection with the operation of the Business. The portion of the Facilities that are included in the Leased Real Property are (i) in good operating condition and repair, are adequately serviced by all required utilities and are adequate for the uses to which they are being put and (ii) free of physical, mechanical and structural defects and do not need maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or costs. To Seller’s Knowledge, there are no facts which would prevent such Facilities from being occupied and used after the Closing Date by Buyer in a manner comparable to that of Seller prior to the Closing Date.

(b)        Each item of equipment comprising the Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted. All pieces of such equipment are (i) in good operating condition and repair, are adequately serviced by all required utilities and are adequate for the uses to which they are being put and (ii) free of physical, mechanical and structural defects and do not need maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or costs. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, all items of Tangible Personal Property used in the Business by Seller are in the possession of Seller.

Section 3.11 Accounts Receivable.

All Accounts Receivable (net of allowances for doubtful accounts) that are reflected on the Interim Financials or on the accounting Records of Seller as of the Closing Date represent or will represent as of such date valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. To Seller’s Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.12 Inventories.

(a)             All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business. Except as set forth on Section 3.12 of the Disclosure Schedule, Seller has not is in possession of any inventory not owned by Seller, including goods already sold. All of the items included in the Inventories have been valued at the average cost, first in, first out basis and are consistent with the historical inventory levels and practices of Seller with respect to the Business.

(b)             The inventory of the Seller shown on the Financial Statements and the inventory of the Seller as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Seller as currently conducted or any items whose expiration date has passed, the value of

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which has not been fully written down or reserved against in the Financial Statements. Exhibit 3.12 of the Disclosure Schedules sets forth a list of all of the Seller’s inventory as of the Closing Date.

Section 3.13 No Undisclosed Liabilities.

Except as set forth in Section 3.13 of the Disclosure Schedule, Seller has no Liability that would be required to be reflected on the Financial Statements or notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved in the Financial Statements , (b) Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Financial Statements s, or (c) Liabilities disclosed in the Disclosure Schedule.

Section 3.14 Taxes.

Seller has filed or caused to be filed on a timely basis all material Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All such Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has timely paid, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Section 3.14 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with the historical accounting practices of Seller, consistently applied) have been provided in the Financial Statements. Seller has timely withheld and paid to the appropriate Governmental Body in a timely manner all Taxes required to have been withheld by it in connection with amounts paid and owing to any employee, independent contractor, creditor or other person. Except as provided in Section 3.14 of the Disclosure Schedule, Seller has not is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To Seller’s Knowledge, there are no audits of or other Proceedings pending with respect to any Tax Returns of Seller. There are no Encumbrances, except Permitted Encumbrances, on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to Seller’s Knowledge, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

Section 3.15 No Material Adverse Effect.

Except as set forth in Section 3.15 of the Disclosure Schedule, since the date of the Financial Statements, there has not been any Material Adverse Effect on the Business.

Section 3.16 Employee Benefits.

(a)       Set forth in Section 3.16(a) of the Disclosure Schedule is a complete and correct list of all employee benefit plans and programs, including, without limitation, all plans and programs providing for retirement, profit sharing, 401(k) plans, other savings, bonus, incentive-compensation, deferred-compensation programs, profit-sharing, equity-based compensation, hospitalization, medical, life or disability insurance, severance, change-in-control, salary-continuation, vacation, holiday, sick-leave, fringe-benefit or welfare plan (“Employee Plans”) that are maintained or contributed to by Seller or any other corporation or trade or

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business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a) (14) or 4001(b) of ERISA) (“ERISA Affiliate”).

(b)       To the extent applicable to the Employee Plans referenced in Section 3.16(a) of the Disclosure Schedule, Seller has made available to Buyer true, accurate and complete copies of (i) the documents (including summary plan descriptions, summaries of material modifications, employee handbooks and other written communications) comprising each Employee Plan; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; and (iv) the most recent actuarial and financial reports (unaudited) and the annual reports filed with any Governmental Body with respect to the Employee Plans during the current year and each of the three preceding years.

(c)       Except as disclosed in Section 3.16(c) of the Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to and including the Closing Date. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)       Seller has not or ERISA Affiliate has any Employee Plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and there is no other Multiemployer Plan to which Seller or ERISA Affiliate has at any time had an obligation to contribute; or (ii) a “defined benefit pension plan” subject to Code Section 412.

(e)       Seller is in compliance, in all material respects, with the applicable continuation requirements for its welfare benefit plans, including (1) COBRA and (2) any applicable state statutes mandating health insurance continuation coverage for employees. No Employee Plan provides death or medical benefits, whether or not insured, with respect to any current or former employee of Seller, or any spouse or dependent of such employee, beyond such employee’s retirement or other termination of employment with any Seller other than coverage mandated by COBRA or any applicable state statute.

(f)       The form of all Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws.

(g)       Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is so qualified and has received a favorable determination letter from the IRS, and (ii) has been and is operated substantially in accordance with its terms. All necessary amendments to each such Employee Plan have been timely made as required by applicable law. To Seller’s Knowledge, no circumstance exists that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to Seller’s Knowledge, no circumstance exists that will or could result in a revocation of such exemption.

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(h)       There is no material pending or, to Seller’s Knowledge, threatened, Proceeding relating to any Employee Plan. Seller has not had engaged in any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA and all fiduciaries, as defined in Section 3(21) of ERISA, with respect to Employee Plans, have complied with the requirements of Section 404 of ERISA.

(i)       Except as set forth in Section 3.16(i) of the Disclosure Schedule, Seller has maintained workers’ compensation coverage as required by applicable state law.

(j)       Except as set forth in Section 3.16(j) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller.

(k)       Except for the continuation coverage requirements of COBRA, Seller has not had any obligations or liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that provide welfare benefits.

(l)       To Seller’s Knowledge, no written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). To Seller’s Knowledge, no written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

Section 3.17 Compliance With Legal Requirements; Governmental Authorizations.

(a)       Except as set forth in Section 3.17(a) of the Disclosure Schedule:

(i)              Seller has been at all times since January 1, 2024 in compliance in all material respects with all Legal Requirements applicable to the Assets, except for events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)             Seller has not received, since January 1, 2024, any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any applicable Legal Requirements; and

(iii)           To Seller’s Knowledge, no event has occurred or circumstance has been in existence since January 1, 2024 that (with or without notice or lapse of time) could constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirements.

(b)             Section 3.17(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization (except Environmental Permits) held by Seller that is necessary for the conduct of the Business as it is currently being conducted. Each such Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.17(b) of the Disclosure Schedule:

(i)              Seller is and at all times since January 1, 2024 been in compliance with all of the terms

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and requirements of each Governmental Authorization identified or required to be identified in Section 3.17(b) of the Disclosure Schedule, except for events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)             to Seller’s Knowledge, no event has occurred or circumstance has been in existence since January 1, 2024 that would (with or without notice or lapse of time) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section 3.17(b) of the Disclosure Schedule;

(iii)           no Proceedings are pending, or to the Seller’s Knowledge, threatened which would result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule; and

(iv)           Seller has not had received, at any time since January 1, 2024, any written notice from any Governmental Body or any other Person regarding (A) any violation of or failure to comply with any term or requirement of any such Governmental Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization.

(c)             It is understood and agreed that this Section 3.17 shall not apply to matters expressly covered in Section 3.14 (related to Tax matters), Section 3.16 (related to Employee Benefits), Section 3.22 (related to Environmental Matters), Section 3.23 (Employee Matters) Section 3.24 (Labor Matters), Section 3.27 (related to the Foreign Corrupt Practices Act), Section 3.28 (related to Government Contracts), Section 3.34 (related to Export Matters) and Section 3.36 (related to Occupational Safety and Health matters).

Section 3.18 Legal Proceedings; Orders.

Except as set forth on Section 3.18 of the Disclosure Schedule, there have been no Proceedings pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of the Seller, pending or threatened, against any of the officers or directors of Seller), or to which Seller is otherwise a party, before any Governmental Body. Seller is not subject to any outstanding Order nor is it in breach or violation of any outstanding Order. There are no Proceedings currently pending or, to the Knowledge of the Seller, threatened against Seller or to which Seller is otherwise a party. Seller has not received written notice of any such Proceeding and, to the Knowledge of the Seller, there are no facts or circumstances that could reasonably form the basis for any such Proceeding.

Section 3.19 Absence of Certain Changes and Events.

Except as set forth in Section 3.19 of the Disclosure Schedule, since June 30, 2024 , Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)             payment (except in the Ordinary Course of Business) or increase by such Seller of any bonuses, salaries or other compensation to any shareholder, director, officer, manager, member, employee or consultant or entry into any employment, consulting, severance or similar Contract with any director, officer or employee;

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(b)             adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c)             damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d)             entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or research and development Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least Ten Thousand Dollars ($10,000), except, in each case, for terminations of any such Contracts occurring as a result of the expiration of such Contract in accordance with its terms;

(e)             sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance, except Permitted Encumbrances, on any Asset;

(f)              cancellation or waiver of any claims or rights with a value to Seller in excess of Ten Thousand Dollars ($10,000); or

(g)             entry into any Contract by Seller to do any of the foregoing.

Section 3.20 Contracts; No Defaults.

(a)       Section 3.20(a) of the Disclosure Schedule contains an accurate and complete list, and Seller has made available to Buyer accurate and complete copies, of each:

(i)              Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period;

(ii)             Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period;

(iii)           Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period;

(iv)           each Real Property Lease and Seller Contract affecting the ownership of, leasing of, title to, use of, license of or any leasehold or other interest in any Tangible Personal Property (except personal property leases and installment and conditional sales agreements having a value less than Ten Thousand Dollars ($10,000);

(v)             Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)           Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

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(vii)          Seller Contract containing covenants that restrict the Business or limit the freedom of Seller to engage in any line of business or to compete with any Person, except for non-disclosure, proprietary information or confidentiality agreements with Third Parties entered into in the Ordinary Course of Business and which have be previously made available to Buyer;

(viii)        Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)           each power of attorney of Seller that is currently effective and outstanding with respect to the Business;

(x)             Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi)           Seller Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000);

(xii)          each Government Contract or Bid;

(xiii)        Seller Contract pursuant to which a third party has licensed to Seller any Intellectual Property that is material to the operation of the Business, other than licenses for “shrink wrap” or other commercially available software or other technology;

(xiv)        Seller Contract pursuant to which Seller has granted a third party any rights or licenses to any material Intellectual Property of such Seller, other than non-exclusive licenses granted in the Ordinary Course of Business;

(xv)          Seller Contract pursuant to which Seller has engaged, or entered into an engagements with any third party to develop or create any software or other technology or Intellectual Property rights for Seller;

(xvi)        Seller Contract that is classified or that involves the use of classified Assets; and

(xvii)       each written warranty and guaranty with respect to contractual performance extended by Seller other than in the Ordinary Course of Business.

(b)             Except as set forth in Section 3.20(b) of the Disclosure Schedule, neither Shareholder has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c)             Except as set forth in Section 3.20(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 3.20(a) of the Disclosure Schedule comprising the Assumed Contracts is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to Seller’s Knowledge, a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to tor affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

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(d)             Except as set forth in Section 3.20(d) of the Disclosure Schedule:

(i)              Seller is, and at all times since January 1, 2024 has been, in material compliance with all applicable terms and requirements of Seller Contract which is being assumed by Buyer and to which it is a party;

(ii)             to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2024 has been, in material compliance with all applicable terms and requirements of such Contract;

(iii)           to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or the lapse of time) may contravene, conflict with or result in a material Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under or to cancel, terminate or modify, any Seller Contract comprising an Assumed Contract; and

(iv)           to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or the lapse of time) would cause the creation of any Encumbrance affecting any of the Assets, except Permitted Encumbrances.

(e)             Except as set forth in Section 3.20(e) of the Disclosure Schedule, Seller has not had received written notice of any default by it under any Seller Contract comprising the Assumed Contracts, except for defaults that are not material.

(f)              There are no existing renegotiations of or, to Seller’s Knowledge, attempts to renegotiate, any material amounts paid or payable to Seller under current or completed Seller Contract comprising the Assumed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(g)             Except as set forth in Section 3.20(g) of the Disclosure Schedule, Seller Contract comprising the Assumed Contracts relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.21 Insurance.

Section 3.21 of the Disclosure Schedules sets forth: (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (ii) with respect to the Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller for the past twelve (12) months. Except as set forth on Section 3.21(a)(i) of the Disclosure Schedule there are no claims related to the Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage

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under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies: (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Legal Requirements and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.22 Environmental Matters.

The operations of Seller are and have been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Seller Permits required pursuant to Environmental Laws. No Proceeding is pending or, to the Knowledge of Seller, threatened, that alleges a breach or violation by or Liability of Seller or the Business under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials by Seller or the Business.

Section 3.23 Employees.

(a)             Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of the employees employed by Seller on the date hereof, including each employee on leave of absence or layoff status. Section 3.23(a) of the Disclosure Schedule lists each such employee’s name; employer; job title; date of hire; date of current leave of absence or layoff, if applicable; part-time or full-time status; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan.

(b)             Seller has not had violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement provided, however, that the parties acknowledge and agree that as part of the consummation of the Contemplated Transactions and given that the purchase is structured as an asset purchase, Seller shall terminate all Active Employees as of the Closing so that Buyer may offer employment to the Hired Active Employees as provided in Section 5.1, and that the foregoing warranty by Seller shall not apply with respect to such contemplated terminations. Seller shall be responsible for all notices required by the WARN Act.

Section 3.24 Labor Disputes; Compliance.

(a)             Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, nonretaliation, immigration, wages, hours, benefits, collective bargaining and the payment of social security and similar Taxes with respect to their respective employees. Seller has not is liable for the payment of any material Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)             Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract. There has not been, there is not presently pending or existing, and, to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the

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employees of Seller. To Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to Seller’s Knowledge, there is no organizational activity or other labor dispute against or affecting Seller or the Business. No application or petition for an election of or for certification of a collective bargaining representative is pending. No grievance or arbitration Proceeding is pending that might have a Material Adverse Effect on the Business. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Except as set forth on Section 3.24(b) of the Disclosure Schedule, to Seller’s Knowledge there has been no charge of discrimination or other administrative proceeding filed against or threatened against Seller with the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, or similar Governmental Body. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Business, each individual that renders services to Seller who is classified by Seller as (i) an independent contractor or other non-employee status or (ii) an exempt or non-exempt employee, is properly so classified for all purposes.

Section 3.25 Intellectual Property Assets

(a)             The term “Intellectual Property Assets” means all Intellectual Property currently used in the conduct of the Business, including, without limitation, those items set forth in Section 3.25(b) of the Disclosure Schedule and Section 3.25(c) of the Disclosure Schedule.

(b)             Section 3.25(b) of the Disclosure Schedule sets forth a list of all material Intellectual Property Assets. Seller does not own any patents, trade name registrations, trademark and service mark registrations, copyright registrations, or any pending applications for the foregoing. Seller has either (i) good and marketable title to the Intellectual Property Assets items set forth on Section 3.25(b) of the Disclosure Schedule to the extent registered with a Governmental Body or consisting of domain names, free and clear of all Encumbrances, except Permitted Encumbrances, or (ii) the right to use such Intellectual Property Assets as licensee under a valid license. Except as set forth on Section 3.25(b) of the Disclosure Schedule, Seller is not using any Intellectual Property Assets owned by any Affiliates of Seller (other than the other Seller) in connection with the conduct of the Business.

(c)             Section 3.25(c) of the Disclosure Schedule sets forth a list of all written Intellectual Property license agreements to which Seller is a party, excluding commercially available off-the-shelf software licenses.

(d)             Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets and confidential or proprietary information, including without limitation, customer lists, technical information and data.

(e)             Except as set forth in Section 3.25(e) of the Disclosure Schedule, all current and former employees of Seller hired within the past five (5) years which comprise manager lever or senior engineering staff have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

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(f)              the conduct of the Business by Seller is not infringing or misappropriating any third Person’s rights in Intellectual Property.

(g)             no Intellectual Property Assets have been infringed or challenged or threatened in any way by any third Person or are currently being infringed or used in an unlawful manner by any third Person.

(h)             None of the Intellectual Property Assets is subject to any outstanding Order restricting its use by Seller.

(i)              except for payments required under the terms and conditions of Intellectual Property license agreements, as applicable, on and following the Closing Date, Buyer will have the right to continue to use the Intellectual Property Assets without payment or other liability to any Person.

Section 3.26 Customers, Suppliers and Vendors.

Section 3.26 of the Disclosure Schedule provides a complete and accurate list of the names of each of the suppliers and vendors from whom Seller made purchases during the eighteen month period ended January 31, 2024. Except as disclosed in Section 3.26 of the Disclosure Schedule, no customer, vendor or supplier that accounted for more than of five percent (5%) of the purchases of Seller (determined on a consolidated basis) has terminated or materially reduced, or has given written notice to any Seller that it intends to terminate or materially reduce, the amount of business done with Seller, other than for expirations of Contracts pursuant to the terms thereof. To Seller’s Knowledge, no customer, supplier or vendor listed on Section 3.25(i) of the Disclosure Schedule has indicated that it intends to terminate or materially reduce the amount of business done with Seller.

Section 3.27 Compliance with the Foreign Corrupt Practices Act.

Except as set forth on Section 3.27 of the Disclosure Schedule, Seller has not had, within the past five (5) years, in connection with the Business (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Federal Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Bodies or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available for such payments.

Section 3.28 Government Contracts.

(a)             Section 3.28(a) of the Disclosure Schedule contains a true and accurate description of all pending Proceedings and, to Seller’s Knowledge, each threatened Proceeding, involving any Seller or either Shareholder by any Governmental Body arising from or relating to a Government Contract or Bid to which Seller is a party.

(b)             Except as set forth in Section 3.28(b) of the Disclosure Schedule, with respect to each and every Executory Government Contract or outstanding Bid to which Seller is a party: (i) Seller has complied in all respects with all material terms and conditions, Legal Requirements and Orders pertaining to such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by

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reference or by operation of law therein; (ii) during the past three (3) years, Seller has complied in all material respects with all Legal Requirements, Orders and agreements with the U.S. Government pertaining to any Government Contract or Bid; (iii) during the last three (3) years, no prime contractor, subcontractor or other Person has notified Seller, in writing, that Seller has materially breached or violated any Legal Requirement, Order or contractual requirement of a Government Contract or Bid or that any such Government Contract or Bid was suspended; (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and such Seller has complied in all material respects with such representations and certifications; (v) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been issued and not resolved or cured; (vi) no material cost incurred by Seller has been questioned in writing or disallowed, other than those which have been resolved; and (vii) no material amount of money due to Seller has been withheld or set off and not resolved.

(c)             Except as disclosed in Section 3.28(c) of the Disclosure Schedule, (i) Seller has not nor, to the Seller’s Knowledge, none of the Seller’ Related Persons or employees is (or for the last three (3) years has been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither Seller nor, to Seller’s Knowledge, any of the Seller’ Related Persons or employees, agents or consultants has made a Voluntary Disclosure pursuant to the Department of Defense Fraud voluntary disclosure program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) above or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. In the past two (2) years, Seller has not had submitted any inaccurate, untruthful or misleading cost or pricing data relating to a Bid or Government Contract, nor has Seller submitted any inaccurate, untruthful or misleading certification included within or relating to any Bid (including any required updates).

(d)             Except as disclosed in Section 3.28(d) of the Disclosure Schedule, there exist (i) no financing arrangements with respect to performance of any Executory Government Contract; (ii) no material outstanding claims against Seller, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Third Party, arising under or relating to any Government Contract or Bid; and (iii) no formal pending disputes between Seller or a Shareholder and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

(e)             Except as disclosed in Section 3.28(e) of the Disclosure Schedule, Seller has not or, to Seller’s Knowledge, any of Seller’s Related Persons or employees is (or at any time during the last five (5) years has been) suspended or debarred from doing business with the U.S. Government, from making a Bid or being a party to a Government Contract, or has been declared nonresponsible or ineligible for U.S. Government contracting. Except as disclosed in Section 3.28(e), to the Seller’s Knowledge, there are no matters pending that could lead to the institution of suspension or debarment proceedings against Seller, any Related Persons of Seller or employees of Seller. Seller has not had within the past three (3) years been terminated for default under any Government Contract.

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(f)              There exists no Government Contract as to which the estimated cost to complete (including material and labor costs, other direct costs, overheads, engineering costs and manufacturing costs, whether incurred or yet to be incurred) exceeds by eighty percent (80%) the aggregate contract revenue to be received under such Government Contract through completion.

(g)             Seller has not had any fixed-price research and development contracts.

(h)             Seller possesses all necessary security clearances and permits for the execution of its obligations under each Government Contract to which it is a party. Seller has the proper procedures to conduct business of a classified nature up to the level of its current clearances. Seller is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

(i)              Seller’s cost accounting system is in material compliance with applicable Legal Requirements.

(j)              Seller is in compliance in all material respects with the Small Business Act of 1958, as amended, and the regulations promulgated thereunder (collectively, the “Small Business Act”), in connection with the Government Contracts and Bids awarded or granted pursuant to a small business set aside or 8(a) program. Seller has an adequate system of controls and procedures to ensure material compliance with the Small Business Act.

(k)             For all purposes of this Agreement, “Bid” means any quotation, bid or proposal of Seller which, if accepted or awarded, would lead to a contract with the U. S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by Seller.

(l)              For all purposes of this Agreement, “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, change order, arrangement or other commitment or funding vehicle of any kind relating to the Business between Seller and (i) the U. S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii). For all purposes of this Section 3.28, “Executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such subcontractor, as appropriate.

(m)           For all purposes of this Agreement, “U.S. Government” means any United States Government Body, agency or body, including United States Government corporations and non-appropriated fund activities.

Section 3.29 Relationships with Related Persons.

Section 3.29 of the Disclosure Schedule sets forth a list of all existing Contracts or other business relationships (and a description thereof) between Seller, on one hand, and any Related Person (other than the other Seller) of Seller or a Shareholder.

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Section 3.30 Brokers or Finders.

Seller has not or any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

Section 3.31 Securities Law Matters.

(a)             Seller is and will be acquiring the Consideration Shares for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

(b)             Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an acquisition of the Consideration Shares pursuant to this Agreement. Seller and their respective Representatives have had an opportunity to ask questions of and to request information from the officers and management employees of Parent concerning the Consideration Shares and Parent and its business operations, and all such questions have been answered and information has been received.

Section 3.32 Solvency.

Except as set forth on Section 3.32 of the Disclosure Schedule:

(a)             Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)             Immediately after the consummation of the Contemplated Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) the fair market value of the assets of Seller will exceed its Liabilities and (iii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms as well as other obligations of such Seller.

Section 3.33 Intentionally omitted.

Section 3.34 Intentionally omitted.

Section 3.35 Intentionally omitted.

Section 3.36 Intentionally omitted.

Section 3.37 Information Supplied.

The information supplied by Seller does not, as of the date hereof or the date of issuance of Parent Shares, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.38 Anti-Corruption Laws.

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(a)             Neither the Seller nor to the Seller’s knowledge, any stockholder, officer, director, agent, consultant, employee or other Person acting on behalf of the Seller, has, directly or indirectly, taken any action which would cause them to be in violation of:

(i) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions,

(ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder and

(iii) any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Body of any jurisdiction applicable to the Seller (whether by virtue of jurisdiction or organization or conduct of business).

(b)       The books, records and accounts of the Seller have at all times accurately in all material respects and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Seller relating to any illegal payment or secret or unrecorded fund, and neither the Seller nor any Shareholder has established or maintained a secret or unrecorded fund.

(c)       The Seller has not entered into any transaction with any of its affiliates that has provided to the Seller revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

Section 3.39 Export Controls.

The Seller has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable export, re-export, and anti-boycott Laws of the United States, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), and United States economic sanctions Laws administered by the United States Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export control Laws in any countries in which the Seller conducts business. Without limiting the foregoing:

(a)       The Seller has obtained all material export licenses and other material consents, authorizations, waivers, approvals, and Orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Government Body, and has met the requirements of any license exceptions or exemptions, as required in connection with (i) the export and re-export of products, services, software or technologies, and (ii) releases of technology, technical data or software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b)       The Seller is in compliance in all material respects with the terms of all applicable Export Approvals.

(c)       There are no pending or, to the knowledge of the Seller, threatened Proceedings against the Seller with respect to Export Approvals.

(d)       To the knowledge of the Seller, there are no actions, conditions or circumstances pertaining to the Seller’s export and related transactions that may give rise to any future Proceedings.

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(e)       No Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost.

(f)       Exhibit 3.38(f) of the Disclosure Schedule sets forth the accurate and complete export control classification numbers applicable to the Seller’s products, services, software, intellectual properties and technologies.

(g)       The Seller is not currently violating and has not previously violated any United States or other applicable Laws involving restrictions or limitations on the use, development, export of or encryption of technology, and the business as currently conducted does not require the Seller to obtain a license pursuant to any applicable Laws regulating the development, commercialization or export of technology.

Section 3.40 Intentionally omitted.

Section 3.41 Regulatory Compliance.

(a)       The Seller is in compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the U.S. Federal Aviation Administration (“FAA”), any state or municipality and similar agencies in which Seller’s products or services are offered or sold, and any other Government Body that regulates the development of UAV’s, aviation or airspace in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, insurance and bonding, advertising and promotion, pre- and post-marketing reporting, and all other pre- and post-marketing reporting requirements, as applicable.

(b)       Exhibit 3.41(b) of the Disclosure Schedules lists each product developed, manufactured, licensed, distributed or sold by Seller (collectively, the “Products”). Each Product manufactured by or on behalf of Seller has been manufactured in accordance with (i) the product registration applicable to such Product, (ii) the specifications under which the Product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other governmental authority and (iv) without limiting the generality of Section 3.40, the provisions of all applicable Laws.

(c)       The Seller has obtained all registrations or submissions required for the Products and all amendments and supplements thereto, and all other permits required by the FAA to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Seller is in compliance with each such permit held by or issued to it. Except as listed on Exhibit 3.41(c) of the Disclosure Schedules, the Seller is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. The Seller has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)       There is no action or proceeding by any governmental or regulatory authority pending or, to the knowledge of the Seller, threatened, seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval. The Seller has made available to Parent and Buyer complete and correct copies of all Regulatory Approvals. In addition, (i) the Seller has made available to Parent and Buyer a complete and correct copy of the Product Data; (ii) all laws and regulations applicable to the preparation and submission of the

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Regulatory Approvals to the relevant regulatory authorities have been complied with; and (iii) the Seller has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)       There exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to the Seller or any of the Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any testing of any Product, or the change in marketing classification of any Product.

(f)       Except as set forth in Exhibit 3.41(f) of the Disclosure Schedules, all Products which have been sold through the Seller have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Exhibit 3.41(f) hereto, the Seller has not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of the Products.

(g)       As of the Closing Date, all Product Inventory will conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable governmental or regulatory authorities.

(h)       The Seller is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FAA or any other governmental authority. Neither the Seller, nor any of its employees or agents, have made an untrue or fraudulent statement to the FAA or any other applicable governmental authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FAA or any other similar governmental authorities.

(i)       The Seller has not been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FAA or any other governmental authority and there are no proceedings pending or, to the knowledge of the Seller, threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FAA or any other governmental authority.

(j)       The Seller has not received written notice of or been subject to any other enforcement action involving the FAA or any other governmental authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Seller’s knowledge, threatened in writing against the Seller.

(k)       The Seller has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. To the knowledge of the Seller, the Seller has complied in all material respects with all Applicable Laws relating to privacy and consumer protection and has not collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Seller has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

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(l)       The Seller is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

(m)       True and complete copies of all information, data, protocols, study reports, safety reports and/or other relevant documents and materials have been made available to Parent and Buyer.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrant to Seller as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case Buyer hereby represents and warrants to Seller as of such earlier date) as follows:

Section 4.1 Organization and Good Standing.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to consummate the Contemplated Transactions.

Section 4.2 Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law). Upon the execution and delivery by Parent and Buyer, as applicable, of the Assignment and Assumption Agreement, the Lock-up Agreement, the Escrow Agreement, the Noncompetition Agreements, and each other agreement to be executed or delivered by Parent and/or Buyer at Closing (collectively, the “Buyer’ Closing Documents”), each of the Buyer’ Closing Documents will constitute the legal, valid and binding obligation of Parent and/or Buyer party thereto, enforceable against Parent and/or such Buyer in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law). Parent and Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’ Closing Documents to which it is a party and to perform its obligations under this Agreement and such Buyer’ Closing Documents, and such action has been duly authorized by all necessary corporate action on the part of Parent and Buyer.

(b)  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Parent or Buyer will, directly or indirectly (with or without notice or lapse of time):

(i)  Breach (A) any provision of the Governing Documents of Parent or Buyer or (B) any resolution adopted by the board of directors or the shareholders of Parent or Buyer;

(ii)  Breach, conflict with or violate any Legal Requirement or Order to which Parent or Buyer is subject, except for any deviations which would not reasonably be expected to prevent or delay the consummation of the Contemplated Transactions; or

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(iii)  Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Parent and/or Buyer is a party, except for any deviations which would not reasonably be expected to prevent or delay the consummation of the Contemplated Transactions.

(c)  Except as set forth in Section 4.2(c) of the Buyer Disclosure Schedule, neither Parent nor Buyer is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, which consent has not already been made or obtained.

Section 4.3 Certain Proceedings.

There is no pending Proceeding that has been commenced against Parent or Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’ Knowledge, no such Proceeding has been threatened.

Section 4.4 Brokers or Finders.

Neither Parent, Buyer nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

Section 4.5 Shares to be Issued.

Subject to the Parent’s obligations under the rules and regulation of NASDAQ, including the obligations for filing a Listing of Additional Shares statement not less than ten (10) business days prior to the issuance date, the Consideration Shares when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any right of rescission, right of first refusal, or preemptive right..

Section 4.6 SEC Reports.

Except as set forth in Section 4.6 of the Buyer Disclosure Schedule, Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since August 8, 2024 (the “Parent SEC Documents”), each of which complied in all material respects with applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the Parent SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5. COVENANTS OF THE PARTIES

Section 5.1 Employees and Employee Benefits.

(a)  Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who

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are employed exclusively in the Business, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave, and also excluding the Shareholders, members of the immediate family of the Shareholders and the parents, brothers and sisters of any of the foregoing.

(b) Employment of Active Employees by Buyer.

(i) Within forty-five (45) days of the Closing Date, Buyer or Teal shall have made offers of employment to each Active Employee whom Buyer or Teal desires to make an offer of employment, subject to such Active Employee completing an application and interview for employment to Buyer’s satisfaction (each such Active Employee, upon accepting an offer of employment and entering into a form of Proprietary Rights, Confidentiality, Non-Solicitation and Non-Competition Agreement in such form requested a “Hired Active Employee”). Nothing in this Agreement shall limit the right to terminate the employment of any Hired Active Employee following the Closing Date. As of the first day following the Closing Date, all Hired Active Employees shall be permitted to participate in the plans, programs and arrangements of Buyer or its affiliates relating to compensation and employee benefits (each, a “Buyer Benefit Plans”).

(ii)   Seller shall furnish a Form W-2 to each Hired Active Employee disclosing all wages or compensation paid up to and including the Closing Date during 2023 and 2024 calendar year and Taxes withheld therefrom.

(iii) It is understood and agreed that (A) Buyer, Teal, or Parent’s expressed intentions to extend offers of employment as set forth in this Section 5.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of any offeror to a post Closing employment relationship of any particular length of time, of any fixed term or duration, any compensation or benefits levels, or upon any terms or conditions other than those that made pursuant to individual offers of employment and acceptances thereof, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Hired Active Employee.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments; and (B) any payments to Active Employees required under the WARN Act related to the Contemplated Transactions. Seller shall pay and be responsible for the vacation and sick leave benefits accrued as of the Closing Date for all Hired Active Employees which shall be paid by Seller The accrued benefits described in this Section 5.1(c)(ii) will be administered in accordance with Seller’s policies during the 2024 calendar year; provided, however, that any benefit not paid, used or cashed out during this time period will not carry over and will lapse effective on the Closing Date. On and after the Closing Date, the Hired Active Employees will accrue vacation and sick leave and other benefits only in accordance with the standard established policies applicable to Teal’s employees.

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(ii) Seller will assume the responsibility for providing health plan continuation coverage in accordance with the requirements of COBRA for any former employee or Active Employee (who does not become a Hired Active Employee) and their eligible dependents that would be considered an “M&A Qualifying Beneficiary” as defined under 26 C.F.R. 54.4980B-9.

(iii) Buyer or Teal will be responsible for providing compensation and benefits to all Hired Active Employees for periods on and after the Closing Date in accordance with the requirements of the Buyer benefit plans then in effect for the employer (including any waiting period or other requirements) during the respective periods of employment of such Hired Active Employees with Buyer, Teal, or Parent.

(iv) Seller shall be liable for any claims made or incurred by Hired Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(iv)            Other than the Consideration Shares issuable to Hired Active Employees pursuant to Section 2.3(b), Hired Active Employees shall not be eligible for any equity or incentive awards from Buyer or Parent, if any, unless and until approved by Buyer, Teal and/or Parent and such equity or incentive awards shall be issued pursuant to the terms and conditions of such equity compensation plans then in effect.

(v)             Buyer or Parent shall pay and be responsible for: (A) continued payment of all wages for Active Employees at the rates in effect as of the Closing Date until the earlier of, (w) the date on which such Active Employee becomes a Hired Active Employee, or (x) November 1, 2024; (B) continued health care benefits of all Active Employees in effect as of the Closing Date until the earlier of, (y) the date on which such Active Employee becomes a Hired Active Employee, or (z) November 30, 2024.

(vi)            Seller shall pay and be responsible for continued administration of Seller’s 401(k) plan through October 31, 2024.

(d) Intentionally omitted.

(e) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other reasonable actions with respect to the plans, programs and policies described in this Section 5.1 as may be reasonably necessary to carry out the arrangements described herein.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described herein.

(iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by applicable Legal Requirement, Seller and Buyer shall modify such

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arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by applicable Legal Requirement.

(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees exempt from such requirement.

Section 5.2 Tax Matters

(a)  Buyer shall pay in a timely manner all Taxes, including without limitation, all sales, use, transfer, real property transfer, recording and other similar taxes, resulting from or payable in connection with the sale of the Assets and the assumption of the Assumed Liabilities, pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

(b)  Without prior written consent of Buyer (not to be unreasonably withheld), Seller shall not make any Tax related election which could affect the Assets after the Closing Date.

(c)  Each of the parties shall provide the other with any cooperation reasonably requested by the other party in connection with the preparation of Tax returns and any tax audits or controversies or other Tax matters relating to this Agreement. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Seller Pre-Closing Tax Period shall be determined based on the books of the Seller as of the close of the business on the Closing Date and the amount of other Taxes of Seller for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 5.3 Restrictions on Seller Dissolution and Distributions.

From and after the Closing Date, Seller agrees to discontinue its operations and to wind up its business affairs as soon as reasonably practical in accordance with applicable Legal Requirements, including: (i) collecting payments pursuant to this Agreement; (ii) paying expenses and satisfying Liabilities and obligations of Seller (including those associated with the indemnification obligations hereunder); (iii) the management, sale or other disposition of any Excluded Asset; and (iv) the taking of any action expressly required by this Agreement (the “Winddown”); provided, that, except with the prior written consent of the Buyer, Seller shall not Winddown until it has fully performed its affirmative obligations under this Agreement.

The Shareholders shall cause Seller to remain in existence and good standing until September 30, 2025 and thereafter may dissolve if: (A) there exists no existing or threatened litigation involving the subject matter of this Agreement or any agreement executed in connection herewith or the business or affairs of Seller, Liabilities, and (B) Buyer and Parent shall have received all executed Joinder Agreements with respect to all Shareholders. Seller shall not be prevented from making distributions to their respective Shareholders, as applicable, including distributions of the Purchase Price; provided that such distributions are in compliance with applicable Legal Requirements and the Consideration Spreadsheet and adequate reserves are set aside for all Liabilities and claims, and each transferee shall execute a joinder to the Lock-Up Agreement and remain subject thereto in all respects.

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Section 5.4 Removing Excluded Assets.

Promptly following Closing, but in any event within thirty (30) days following Closing, Seller shall use their respective reasonable best efforts to remove all Excluded Assets from the Leased Real Property.

Section 5.5 Assistance with Proceedings.

Except with respect to claims contemplated by ARTICLE 6 which shall be governed by the provisions of ARTICLE 6, Seller and Shareholders shall cooperate reasonably with Buyer and their counsel, at Buyer’ reasonable request and to the extent not prohibited by applicable Legal Requirement or Order, in the contest or defense of, and make available its personnel and provide any testimony and access to Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan practice, situation, status or transaction on or before the closing involving Seller or the Business.

Section 5.6 Noncompetition and Nonsolicitation.

(a)             Noncompetition. During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall cause Affiliates controlled by or under common control with Seller not to, without the prior written consent of Buyer, directly or indirectly, engage, or prepare to engage, in any Competing Business Purpose (as defined below) anywhere in North America or any nation, state, territory, or location where Seller conducted Business within the two (2) years prior to the Closing Date; provided, that nothing in this Agreement shall prevent or restrict Seller from any of the following: (i) owning, directly or indirectly, as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a corporation (whether public or private) that is engaged in a Competing Business Purpose, provided, that such Seller is not otherwise associated with such corporation; or (ii) any activity consented to in advance in writing by Buyer. For purposes of this Agreement, “Competitive Business Purpose” shall mean any business or enterprise (including research or development) operations, activities or services that (i) relate to the Business; or (ii) provide any or all of the products and services embodied in the Assets as such exist as of the Closing Date.

(b)                Nonsolicitation. Seller further agrees that it shall not, and shall cause its Affiliates controlled by or under common control with Seller not to, during the Restricted Period, directly or indirectly, without the prior written consent of Buyer, personally or through any other Person, encourage, induce, attempt to induce, recruit or hire, solicit or attempt to recruit, solicit or hire (on Seller’s own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage, any Hired Active Employee (or any other employee or consultant of Buyer), to: (i) leave his or her employment or service with Buyer or take away employees or consultants; or (ii) engage in any activity in which such Seller would, under the provisions of Section 5.6(a), be prohibited from engaging. Notwithstanding the foregoing, for purposes of this Section 5.6(b), the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward the Hired Active Employees or employees of Buyer shall not be deemed to be a breach of this Section 5.6(b).

(c)             Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.6 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or

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provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.6 is reasonable and necessary to protect and preserve Buyer’ legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 5.7 Retention of and Access to Records.

After the Closing Date, Buyer shall retain for a period consistent with Buyer’ record-retention policies and practices (which shall not be less than seven (7) years Tax Records) those Records of the Business delivered to Buyer. Buyer also shall provide Seller and their respective Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable purpose, including the institution or defense of any Proceeding and defending any claim in respect of which an indemnification notice has been served on Seller. After the Closing Date, Seller shall retain for a period of not less than seven (7) years, and shall provide Buyer and their Representatives reasonable access to, Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable purpose. Further, after the Closing Date, Seller shall turn over to Buyer copies of all books and records of Seller that were in the possession of a Governmental Body on the Closing Date and that are subsequently returned to Seller or the Shareholders and relate to the Business or the Assets.

Section 5.8 Customer and Other Business Relationships.

To the extent not prohibited by applicable Legal Requirement or Order, after the Closing, upon Buyer’ reasonable request, (a) the Shareholders will cooperate with Buyer in their efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business and

(b)	will refer to Buyer all inquiries relating to the Business.

Section 5.9 Further Assurances.

From and after the Closing, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon reasonable request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, including, without limitation, using reasonable best efforts to obtain any material Consent from Third Parties, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 5.10 Change of Name. Within thirty (30) days following the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to avoid confusion.

Section 5.11 Novation of Government Contracts.

As soon as reasonably practicable following the Closing, Buyer shall prepare (with Seller’s assistance), in accordance with Federal Acquisition Regulations Part 42, Section 42.12 and any applicable agency regulations or policies, a written request consistent with the requirements of the Federal Acquisition Regulations Part 42,

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as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.1202(a)), which shall be submitted by Seller to each Responsible Contracting Officer, for the U.S. Government to (i) recognize Buyer as Seller’s successor in interest to all the prime Government Contracts (as applicable), and (ii) to enter into a novation agreement substantially in the form of Exhibit 5.11 (the “Novation Agreement”), pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Seller’s rights, titles and interests in and to, and all of Seller’s obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to Buyer (as applicable) by all parties thereto. Buyer shall provide to Seller promptly any information regarding Buyer required in connection with such request. Seller and Buyer shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement, including (i) responding to any requests for information by the U.S. Government with regard to such Novation Agreement and (ii) having such party’s legal counsel provide any required legal opinion in connection with the Novation Agreement; provided, however, that neither the Seller nor the Buyer shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

Section 5.12 Mail; Payments

(a)  Seller hereby authorize and empower Buyer after the Closing to receive and open all mail and other communications received by Buyer relating to the Business and to deal with the contents of such communications in good faith and in a proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by Seller after the Closing pertaining to the Business.

(b)  Seller shall promptly pay or deliver to Buyer any monies or checks relating to the Business which have been mistakenly sent after the Closing Date by customers or others to Seller and which should have been sent to Buyer.

(c)  Seller agrees that Buyer have the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or Account Receivable transferred to Buyer pursuant to this Agreement. Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request.

Section 5.13 Bulk Transfer Laws.

Parent and Buyer acknowledge that Seller may not comply with the provisions of any so-called “bulk sales law” or “bulk transfer law” in connection with the sale of the Assets and Seller and the Shareholders, jointly and severally, shall indemnify the Buyer Indemnified Persons with respect thereto. The indemnification procedures set forth in Section 6.1, Section 6.7 and Section 6.10 shall apply to this indemnification.

ARTICLE 6. INDEMNIFICATION; REMEDIES

Section 6.1 Indemnification by Seller and Shareholders.

Subject to the other terms and conditions of this Article 6, the Seller and Seller Indemnitors (other than Seller) shall severally and not jointly, indemnify, defend, and hold harmless Buyer, Teal, Parent and their

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Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”) for any Damages arising from or in connection with:

(a)             breach of inaccuracy, or any allegation of any third party that, if true, would be a breach of or inaccuracy in (in each case as of the date hereof or as of the issuance of any Consideration Shares as if made as of the Closing, or if made as of a specific date, as of such date), any representation or warranty contained in connection with this Agreement or any representation, warranty, statement or certification in any certificate with respect to a Surviving Representation.

(b)             any Breach of any covenant or obligation of Seller in this Agreement or in connection with the Contemplated Transactions and Closing Documents;

(c)             any Excluded Asset or Retained Liabilities; and

(d)             any Fraud by or on behalf of Seller.

Section 6.2 Indemnification by Parent and Buyer.

Parent and Buyer, jointly and severally, will indemnify, defend, and hold harmless Seller and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) for any Damages arising from or in connection with:

(a)             any failure of any representation or warranty made by Parent and Buyer in Article 4 to be true and correct as of the date of this Agreement and as of the Closing (or other specific date when made);

(b)             any Breach of any covenant or obligation of Parent or Buyer in this Agreement;

(c)             any Assumed Liabilities; and

(d)             except to the extent of any Damages for which the Seller and/or Shareholders are required to indemnify the Buyer Indemnified Persons pursuant to Section 6.1, any debts, Liabilities (including liability for any Release by Buyer related to the operation of the Business of any Hazardous Material first occurring after the Closing or Remedial Action related thereto) for any obligations arising out of or relating to events, activities or transactions occurring or conditions created after the Closing in connection with the operation of the Business or use of the Assets after the Closing; and

(e)             any Fraud by or on behalf of Buyer.

Section 6.3 Limitations on Amount – Seller and Shareholders.

Notwithstanding any other provision of this Article 6:

(a)              The Seller Indemnitors shall not be liable to Buyer Indemnified Persons for indemnification under Section 6.1 until the aggregate amount of all Damages with respect to indemnification under Section 6.1 exceed One Hundred Thousand Dollars ($100,000) (the “Basket”), and then only for the amount by which such Damages exceeds Five Thousand Dollars ($5,000); provided that, this Section 6.3(a) will not apply to Damages to the extent such Damages relate to Fraud or a Breach of the Seller Fundamental Representations

(b)             Buyer shall not be liable to Seller Indemnified Persons for indemnification under Section 6.2 until the aggregate amount of all Damages with respect to indemnification under Section 6.2 exceed the Basket, in

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which case Buyer shall be liable only for the amount by which such Damages exceeds Five Thousand Dollars ($5,000); provided that, this Section 6.3(b) will not apply to Damages to the extent such Damages relate to Fraud or a Breach of the Buyer Fundamental Representations.

(c)              The Seller Indemnitors shall not be required to indemnify any Buyer Indemnified Person under Section 6.1: (i) with respect to Damages related to a Breach of Seller Fundamental Representations, for Damages in an amount that exceeds the amount of the Purchase Price actually received by such Shareholder (including Seller Indemnitor’s Holdback Shares); (ii) with respect to Damages related to a Breach of representations and warranties that are not Seller Fundamental Representations, in an amount that exceeds such Seller Indemnitor’s Holdback Shares reflected in the Consideration Spreadsheet; provided that this Section 6.3(c) shall not apply to Damages attributable to a Breach by a Seller Indemnitor due to Fraud. Notwithstanding anything to the contrary, in no event shall the Liability of a Seller Indemnitor pursuant to this Section 6 exceed the amount of the Purchase Price actually received by such Shareholder.

(d)             The Seller Indemnitors shall not be liable to Buyer Indemnified Persons for indemnification under Section 6.1 with respect to the Warranty Liability until the aggregate amount of all Damages with respect to indemnification for the Warranty Liability exceeds fifteen thousand dollars ($15,000), provided that the Seller Indemnitors shall not be required to indemnify any Buyer Indemnified Person with respect to Damages related to the Warranty Liability, for Damages in an amount that exceeds the amount of the Purchase Price actually received by such Shareholder (including Seller Indemnitor’s Holdback Shares).

Section 6.4 Survival.

The representations and warranties of the Parties contained in this Agreement shall remain in full force and effect, regardless of an investigation or disclosure made by or on behalf of any of the parties, until 11:59 P.M. Eastern Time on the second (2nd) anniversary of the final date of issuance of Consideration Shares, and terminate immediately thereafter (the “Survival Date”); provided that: (i) the representations and warranties of Seller set forth in Section 3.1 (Organization and Good Sanding), Section 3.2 (Enforceability: Authority; No Conflict), Section 3.3 (Capitalization), Section 3.9 (Title to Assets; Encumbrances); Section 3.14 (Taxes), Section 3.22 (Environmental Matters), and Section 3.30 (Brokers or Finders) (collectively, the “Seller Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the longer of (x) the applicable statute of limitations or (x) the six (6) year anniversary of the Closing Date; (ii) in the event of fraud in connection with any representation or warranty (regardless of any survival period that may otherwise apply herein), such representation or warranty shall survive indefinitely to the maximum extent permitted by applicable Legal Requirement (each applicable period, a “Survival Period”); (iii) the representations and warranties of Buyer set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), and Section 4.4 (Brokers or Finders) (collectively, the “Buyer Fundamental Representations”) shall survive Closing and shall remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations; and (iv) the representations and warranties of Buyer set forth in Section 4.5 (Shares to be Issued) shall survive the Closing and shall remain in full force and effect until all Consideration Shares due and payable to Seller pursuant to the terms of this Agreement have been duly issued to Seller. The expiration or termination of any representation or warranty pursuant to this Section 6.4 shall not affect any claim for indemnification under this ARTICLE 6 if an Indemnification Notice is received by the Indemnifying Person prior to the date of expiration or termination of such representation or warranty.

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Section 6.5 [Intentionally Omitted].

Section 6.6 Escrow Fund.

The value of Shares held by the Escrow Agent (the “Escrow Fund”) shall be available to compensate Buyer, Teal, Parent and the Buyer Indemnified Parties solely pursuant to the indemnification obligations of Section 6.1 pursuant to the terms and conditions of the Escrow Agreement. The parties agree that any amounts to which Buyer, Teal, Parent and the Buyer Indemnified Persons are entitled under this Agreement, if any, shall be first paid from the Escrow Fund, and thereafter upon termination of the Escrow Agreement, shall be payable pursuant to the terms of this Agreement.

Section 6.7 Right of Offset.

(a) Subject to Section 6.3, if a Buyer Indemnified Person is entitled to indemnification pursuant to Section 6.1 and to the extent, but only to the extent, that the amount of such claim or claims exceed the value of the Escrow Fund, at any time on or prior to the second (2nd) anniversary of this Agreement, Parent and/or Buyer shall be entitled to offset that portion of Consideration Shares payable or due pursuant to Section 2.3(b)(iii) that equals a good faith estimate of the amount of the Damages such Buyer Indemnified Person claims to have so incurred or suffered, determined in accordance with Section 6.7(c) (the “Offset Amount”). Prior to any such offset, Parent. Teal and/or such Buyer shall first deliver to the Seller and Shareholders an Indemnification Notice which shall also include notice of such intent to offset (an “Offset Notice”). Each Offset Notice shall (i) allege the existence of an inaccuracy in or a Breach of a representation, warranty or covenant contained in this Agreement or other circumstances under which indemnification under Section 6.1 of Buyer Indemnified Person is appropriate, (ii) contain a brief description of the circumstances supporting such Buyer Indemnified Person’s belief that it is entitled to indemnification, (iii) state the Offset Amount and (iv) state the number of Consideration Shares to which such Buyer Indemnified Person claims to be entitled and intends to offset (the “Offset Consideration Shares”).

(b) Within five (5) days following the delivery of each Offset Notice by Parent and/or such Buyer(s) to the Seller and Shareholders, Parent shall deliver to the Escrow Agent the Offset Consideration Shares (in the form of a duly executed stock certificate evidencing such Offset Consideration Shares and a signed and undated stock power in form and substance mutually agreeable to Buyer and Seller), free and clear of all Encumbrances, to be held and released by the Escrow Agent in accordance with the terms of Section 6.6, Section 6.7 and the Escrow Agreement.(c) In the event of an offset in accordance with Section 6.7(a), Offset Consideration Shares will be valued, solely for purposes of estimating the Offset Amount, (i) at the VWAP for the ten (10) Business Days immediately preceding the date the Offset Notice is delivered by Parent and/or such Buyer to Seller and Shareholders, provided that, in the event that Parent is required to file a Form 8-K with the SEC as a result of the claim or claims giving rise to the applicable Offset Notice, at the VWAP for the (A) five (5) Business Days immediately preceding the date of filing of such Form 8-K and (B) five (5) Business Days immediately following the date of filing of such Form 8-K or (ii) as otherwise agreed in writing by the parties. For the avoidance of doubt, the value of the Offset Consideration Shares shall be finally determined pursuant to the terms of the Escrow Agreement.

Section 6.8 Intentionally omitted.

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Section 6.9 Sale of Consideration Shares held in the Escrow Fund.

Notwithstanding anything contained herein to the contrary or in the Escrow Agreement, the parties acknowledge and agree that (a) at any time following the date required for issuance and delivery of any Consideration Shares pursuant to Section 2.3(b)(iii), the Seller (or applicable holders thereof) shall have the right to sell or transfer any such Consideration Shares then held in the Escrow Fund in accordance with applicable Legal Requirements, provided that, the proceeds from any such sale or transfer shall be paid into the Escrow Fund to be held in accordance with Section 6.6 and the Escrow Agreement and (b) the amount of any such proceeds that exceeds the aggregate amount of any outstanding claims pursuant to any Indemnification Notice or Offset Notice delivered by Parent and/or Buyer to Seller and Shareholders in compliance with this Agreement and the Escrow Agreement (after taking into account the value of any Consideration Shares then held in the Escrow Fund), shall be released to Seller.

Section 6.10 Procedure; Indemnification Claims.

Except as otherwise provided in Section 6.1 or Section 6.2:

(a)             In the event that a Person entitled to indemnity under Section 6.1 or Section 6.2 (an “Indemnified Person”) shall incur or suffer Damages in respect of which a claim for indemnification pursuant to the provisions of this ARTICLE 6, such Indemnified Person shall give written notice (an “Indemnification Notice”) to the Person obligated to indemnify under such Section (an “Indemnifying Person”) stating the nature and basis of such claim. Upon receipt of an Indemnification Notice, the Indemnified Person and Indemnifying Person shall negotiate in good faith to resolve such claim. If no resolution is reached within fifteen (15) days of the commencement of negotiations, then either Person may commence an action against the other Person in a court of competent jurisdiction in accordance with Section 8.4 or to other mediation or arbitration as may be mutually agreed by the parties.

(b)             Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give the Indemnification Notice to the Indemnifying Person of the assertion of such Third-Party Claim but in any event within ten (10) days of the filing or other written assertion of any such claim against the Indemnified Person, provided that the failure to notify the Indemnifying Person within such time period will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice. If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.10(b) of the assertion of a Third- Party Claim, subject to Section 6.10(c), the Indemnifying Person, shall have the option (i) to conduct any proceedings or negotiations in good faith in connection therewith, (ii) to take all actions to settle or defend any such claim and (iii) to employ counsel of the Indemnifying Person’s choosing, which counsel must be reasonably satisfactory to the Indemnified Person, to contest any such claim in the name of the Indemnified Person; provided that unless a settlement of a claim contains an unconditional release of the Indemnified Person, includes no findings of wrongdoing or other findings that may negatively impact the business, reputation or prospects of the Indemnified Person or could otherwise adversely affect the Indemnified Person and the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, no settlement shall be effected without the advance written consent of the Indemnified Person (which consent shall not be unreasonably withheld). The Indemnified Person shall be entitled to participate at its own expense and by its own counsel in any Proceedings relating to any Third-Party Claim, and the

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Indemnified Person shall be entitled to assume the defense of such claim with counsel of its own choice at the expense of the Indemnifying Person if representation by both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Person shall, within thirty (30) days of receipt of the Indemnification Notice, notify the Indemnified Person of its intention to assume the defense of any such claim. Until the Indemnified Person has received notice of the Indemnifying Person’s election whether to defend any such claim, the Indemnified Person shall take reasonable steps to defend (but not settle or compromise) such claim. If the Indemnifying Person shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Person within thirty (30) days after receipt of the Indemnification Notice of the Indemnifying Person’s election to defend such claim, the Indemnified Person shall defend such claim. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Person which are referred to in the first clause of the third sentence of this Section 6.10) shall be borne by the Indemnifying Person but only if the Indemnifying Person is responsible pursuant hereto to indemnify the Indemnified Person in respect of such claim and, if applicable, only to the extent required by ARTICLE 6. Regardless of which party shall assume the defense of such claim, the parties agree to cooperate fully with one another in connection therewith. Notwithstanding anything contained in Section 6.10(c) to the contrary, in the event that a Third-Party Claim is asserted that relates to matters involving Taxes or Environmental matters, the Indemnified Person shall have the right but not the obligation to control the defense, compromise or settle any such Third-Party Claim, at its sole election, by its own counsel, the costs and expenses of which shall be paid by the Indemnifying Person; provided that, unless a settlement of such a Third-Party Claim contains an unconditional release of the Indemnifying Person, if applicable, no settlement shall be effected without the advance written consent of the Indemnifying Person. Notwithstanding anything contained in this Agreement to the contrary, in the event that Parent or Buyer undertakes a voluntary Remedial Action, then the Indemnified Person shall have the right but not the obligation to control such voluntary Remedial Action, at its sole election, by its own counsel or professionals, the costs and expenses of which shall be paid by the Indemnifying Person; provided, however, any such Remedial Action shall not exceed the cost of the level of Remedial Action necessary to allow for the continued commercial/industrial use of the Leased Real Property consistent with its use as of the Closing Date, which may include the use of engineered control barriers and institutional controls when permitted by applicable Environmental Law, and further provided, that such barriers or institutional controls do not unreasonably restrict the use or value of the property or impede the operation of the Business. With respect to any Third-Party Claim subject to indemnification under this ARTICLE 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such reasonable assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim. With respect to any Third-Party Claim subject to indemnification under this ARTICLE 6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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(c)             The Indemnified Person shall provide to the Indemnifying Person such information and documentation in the Indemnified Person’s possession that the Indemnifying Person may reasonably request and that is not privileged and is reasonably necessary to support and verify any Damages which the Indemnified Person believes gives rise to a claim for indemnification hereunder and shall give the Indemnifying Person reasonable access upon reasonable notice to all books, records and personnel in the possession or under the control of the Indemnified Person which would have a bearing on such claim.

Section 6.11 No Limitation on Right to Contest.

Nothing in the ARTICLE 6 shall be construed as a limitation on the Indemnifying Person’s right to contest in good faith whether the Indemnified Person is entitled to indemnification pursuant to this ARTICLE 6 with respect to a particular claim.

Section 6.12 Sole Remedy.

From and after the Closing, except as set forth in Section 5.6 and for actions brought to enforce specific performance or other equitable remedies in connection with Section 7.1 and Section 8.5, the indemnification provided for in Section 5.13 and this ARTICLE 6 shall be the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any Breach of any representation, warranty, covenant or agreement set forth herein. Notwithstanding any other provisions of this Agreement to the contrary, the limitations and restrictions on remedies and amounts recoverable set forth in this ARTICLE 6 shall not apply to any claim arising by reason of fraud or intentional misrepresentation of any party.

Section 6.13 Tax Treatment of Indemnification Payments.

Any indemnification payment made pursuant to this ARTICLE 6 shall be considered an adjustment to the Purchase Price for all Tax purposes. Unless otherwise required by Legal Requirement, no party shall take any position inconsistent with the foregoing for any federal or applicable state or local income tax purposes.

ARTICLE 7. CONFIDENTIALITY

Section 7.1 Confidential Information.

From and after the Closing, Seller covenants and agrees with Parent and Buyer that it will not at any time, except in performance of its obligations to Parent and Buyer, directly or indirectly, use, disclose or publish, or permit Seller’s respective Representatives to disclose or publish, any material confidential information with respect to the Business, excluding information to the extent relating to the Excluded Assets or the Retained Liabilities (the “Confidential Information”), or use any such information in a manner detrimental to the interests of Buyer, unless (a) such information becomes generally known to the public through no fault of Seller or their respective Representatives, (b) the disclosing party is advised in writing by counsel that disclosure is required by Legal Requirement or the Order of any Governmental Body of competent jurisdiction, (c) the disclosing party reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against the disclosing party, or (d) to the extent the disclosing party reasonably believes that such disclosure is required to enforce the disclosing party’s rights under this Agreement; provided that, prior to disclosing any

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information pursuant to clauses (b) and (c) above, such Person shall give prior notice, if permitted by applicable Legal Requirement, to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

Section 7.2 Securities Law Restrictions.

Seller acknowledge that they are aware, and will advise their Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

ARTICLE 8. GENERAL PROVISIONS

Section 8.1 Expenses.

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided that, Buyer will pay the fees and expenses of the Escrow Agent under the Escrow Agreement.

Section 8.2 Public and Other Announcements.

Each party hereto agrees that no public release or announcement concerning the Contemplated Transactions and the other documents related hereto shall be issued by any such party without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except (a) a press release by Buyer or Parent regarding the signing of this Agreement and the Closing, and (b) any other release that may be required by Buyer or Parent pursuant to any Legal Requirements or the rules or regulations of the Over the Counter Bulletin Board or any national or foreign securities exchange applicable to Buyer or Parent (including Current Reports on Form 8-K of the Securities and Exchange Commission); provided, however, in the case of each of (a) and (b) above, the party required to make the release or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and shall take into reasonable consideration any comments provided by such other parties. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and representatives of Buyer will have the right to be present for any such in-person communication to Seller’s employees.

Section 8.3 Notices.

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address as a party may designate by notice to the other parties):

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IF TO SELLER OR SHAREHOLDERS:

Flightwave Aerospace Systems Corporation

1617 Broadway, Floor 3

Santa Monica, California 90404

Attention: Michael Colonno, Chief Executive Officer
Email: mike@flightwaveaero.com

IF TO PARENT, TEAL OR BUYER:

Red Cat Holdings, Inc.

15 Ave. Muñoz Rivera Ste 5

San Juan, Puerto Rico 00901

Att: Jeffrey Thompson, Chief Executive Officer

WITH A COPY TO (which shall not constitute notice):

Law Office of Harvey Kesner, P.C.
305 Broadway
Suite #700
New York, NY 10007
646-678-2543
Harvey@hkesnerlaw.com

Section 8.4 Jurisdiction; Service of Process; Waiver of Jury Trial.

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

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Section 8.5 Enforcement of Agreement.

Subject to Section 6.12, the parties acknowledge and agree that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.6 Waiver; Remedies Cumulative.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.7 Entire Agreement and Modification.

This Agreement, the Mutual Nondisclosure Agreement dated April 29, 2024, between Parent and Seller and the Shareholders (the “Confidentiality Agreement”), supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent dated May 31, 2024) and constitutes (along with the Disclosure Schedule, agreements, exhibits, schedules, certificates and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each party hereto.

Section 8.8 Disclosure Schedule.

(a)             The information in the Disclosure Schedule and the Buyer Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders and Buyer and Parent, respectively, as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Disclosure of any information, agreement, or other item that may or may not be strictly required to be disclosed by the Agreement shall not imply or be deemed to imply that such information, agreement, or other item is or is not material or that the inclusion or exclusion of any such item

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creates a standard of materiality. In no event shall the listing of any information, agreement, or other item in the Disclosure Schedule or the Buyer Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify Seller’s and Shareholders’ or Buyer’s and Parent’s, as applicable, representations and warranties, covenants, and agreements contained in the Agreement, and nothing in the Disclosure Schedule or the Buyer Disclosure Schedule shall influence the construction or interpretation of any of the representations and warranties contained in the Agreement.

(b)             The disclosure in any section or subsection of the Disclosure Schedule or the Buyer Disclosure Schedule shall qualify other sections or subsections herein to the extent that it is clear from a reading of the disclosure that such disclosure is applicable to such other section or subsections.

Section 8.9 Assignments, Successors and No Third-Party Rights.

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, provided that, Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer or Subsidiary of Parent. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.

Section 8.10 Severability.

In the event that any provision of this Agreement shall be held invalid, enforceable or contrary to public policy by any court of competent jurisdiction or arbitrator, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being performed, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions hereby are fulfilled to the extent possible.

Section 8.11 Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement and the Disclosure Schedule.

Section 8.12 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.13 Governing Law.

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.14 Execution of Agreement.

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This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TEAL:

TEAL DRONES, INC.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title:

PARENT:

RED CAT HOLDINGS, INC.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: CEO

BUYER:

FW ACQUISITION, INC.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: CEO

[Signatures continue on the following page.]

SELLER

FLIGHTWAVE AEROSPACE SYSTEMS CORPORATION

By: /s/ Michael Colonno

Name: Michael Colonno

Title: CEO